UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.)

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P. H. GLATFELTER COMPANY
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2020 PROXY STATEMENT i

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time and Date:	Thursday, May 7, 2020 8:00 a.m. Eastern Time
Place:	The Kimpton Tryon Park Hotel 303 South Church Street Charlotte, NC 28202

The 2020 Annual Meeting of Shareholders (“Annual Meeting”) of P. H. Glatfelter Company (“Glatfelter” or the “Company”), a Pennsylvania corporation, will be held on Thursday, May 7, 2020 at 8:00 a.m., to consider and act on:

1.	the election of nine members of the Board of Directors of the Company (the “Board”) to serve until our 2021 Annual Meeting and until their successors are elected and qualified;
2.	a proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020;
3.	advisory approval of the Company’s named executive officer compensation; and
4.	such other business as may properly come before the Annual Meeting.

Only holders of record of the Company’s common stock at the close of business on March 17, 2020 (the “Record Date”), will be entitled to notice of, and to vote at, the Annual Meeting.

It is important that your shares be represented and voted at the Annual Meeting. Whether you plan to attend the Annual Meeting or not, please vote your shares by telephone at 1-800-690-6903, online at www.proxyvote.com or by completing and signing the enclosed proxy card and returning it promptly in the enclosed envelope (requiring no postage if mailed in the United States). If you choose, you may still vote in person at the Annual Meeting, even if you previously voted by telephone, Internet or mail.

The health and safety of our shareholders, directors, officers, employees, other attendees, and the public at large, are our most important concerns. We presently intend to hold our Annual Meeting in person. However, in light of the public health and safety concerns associated with the current coronavirus (COVID-19) outbreak, we may elect under our By-laws to change the Annual Meeting location and hold it solely via remote communications, also known as a “virtual meeting,” rather than at a physical location. In that case, you would not be able to attend the Annual Meeting physically, and the Company will provide reasonable advance notice of that decision, as well as instructions on how to attend the virtual Annual Meeting, through a press release and Securities and Exchange Commission filing. We will also provide this information on the Investor Relations page of our website www.glatfelter.com. Your Notice of Availability, proxy card or voting instruction form will not be updated to reflect the change to a virtual meeting and you will need the 16-digit control number provided to attend the virtual meeting. Therefore, it is very important that you retain your Notice of Availability, proxy card or voting instruction form and related materials, including your assigned 16-digit control number, through the date of the Annual Meeting.

Jill L. Urey, Secretary

March 31, 2020

2020 PROXY STATEMENT ii

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2020 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 7, 2020:

P. H. Glatfelter Company’s proxy statement for the 2020 Annual Meeting of Shareholders and 2019 Annual Report are available via the Internet at www.glatfelter.com/about_us/investor_relations/sec_filings.aspx

2020 PROXY STATEMENT iii

Proxy Summary

This Proxy Summary highlights information explained more fully elsewhere in this proxy statement.  We ask that you read the entire proxy statement before voting.

Time and Date:	Thursday, May 7, 2020, at 8:00 a.m. Eastern Time
Place:	The Kimpton Tryon Park Hotel 303 South Church Street Charlotte, NC 28202
Record Date:	March 17, 2020
Voting:

Shareholders of Glatfelter as of the Record Date are entitled to vote.  Each share of Glatfelter common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted upon at the Annual Meeting.

Proposals Requiring Your Vote

Your vote is very important to us and our business.  Please cast your vote immediately on all proposals to ensure your shares are represented.

		Board Recommendation	Page
1	PROPOSAL 1 — Election of Directors		9
	The nine director nominees possess the necessary qualifications and range of experience and expertise to provide effective oversight and advice to Management.	FOR
2	PROPOSAL 2 — Ratification of Appointment of Deloitte & Touche LLP		13

The Board, at the recommendation of the Audit Committee, approved the retention of Deloitte & Touche LLP as the Company’s independent auditor for fiscal year 2020.  Shareholders are being asked to ratify the Audit Committee’s selection of the independent auditor.

		FOR
3	PROPOSAL 3 — Advisory Approval of Named Executive Officer Compensation		14

The Company’s executive compensation program is designed to create a direct linkage between shareholder interests and Management, with incentives specifically tailored to the achievement of financial, operational and stock performance goals.

		FOR

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This proxy statement contains forward-looking statements within the meaning of federal securities laws.  Forward-looking statements may be identified by words like “anticipate,” “expect,” “project,” “believe,” “plan,” “may,” “estimate,” “intend,” and other similar words.  These forward-looking statements are based on our beliefs, assumptions, and estimates using information available to us at the time and are not intended to be guarantees of future events or performance.  Factors that may cause actual results to differ materially from those contemplated by the statements in this proxy statement can be found in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and in the Quarterly Reports on Form 10-Q we have filed or will file with the SEC hereafter under the headings “Risk Factors” and “Forward-Looking Statements”.

You are cautioned not to place undue reliance on any of our forward-looking statements.  We disclaim any intention or obligation to publicly update or revise any forward-looking statements, except as required by law.  This cautionary statement applies to all forward-looking statements contained in this document.

2020 PROXY STATEMENT  › 1

PROXY SUMMARY

Sustainability

Our commitment to sustainability and being a responsible corporate citizen has been longstanding and is reflected in our Core Values. We operate our business in line with those values, and we contribute to the health, well-being and everyday living of millions of people around the world. Our existing products contain mostly plant-based fibers and are engineered for performance.

Core Values: Who We Are and What We Stand For

Our Core Values guide and capture the essence of the Company’s identity, establishing pillars upon which to build and govern our business for the long-term.  Our Core Values are:

Integrity	We act ethically and responsibly in all of our business endeavors at all times.
Financial Discipline	We are responsible for the prudent management of the resources entrusted to us and for the generation of financial value for all constituents.
Mutual Respect

We treat each other with honesty and respect. We recognize that what we have and what we will achieve is through the efforts of our employees.  We strive to provide them with rewarding challenges and opportunities for advancement.

Customer Focus	We are dedicated to understanding and anticipating the needs of our customers and helping them achieve their business objectives.
Environmental Responsibility

We empower employees to take personal responsibility for environmental issues that arise on the job.  We strive to prevent pollution by using natural resources efficiently, reducing waste, encouraging recycling and reuse, and reducing adverse environmental impacts relating to our operations, all with the goal to foster environmental sustainability worldwide for the benefit of future generations.

Social Responsibility	We recognize our responsibility to contribute to the betterment of the communities in which we operate and the world in which we live.

Over the last few years, we have undertaken a strategic transformation to evolve Glatfelter from a paper business in secular decline to a leading global supplier of engineered materials that is less capital intensive and focused on consistently meeting or exceeding our shareholders’ expectations. We manage the new Glatfelter under an integrated functional operating model with two distinct reporting segments: Airlaid Materials and Composite Fibers – serving high-value, niche nonwovens growth markets. We implemented the functional operating model to accelerate the transformation which enables us to operate a leaner, flatter, more agile organization focused on supply chain effectiveness, product innovation and sustainability. We believe these initiatives are important to achieving our goals of building a more profitable, cash-generative, and consistently performing business.

In 2019 and continuing into 2020, Glatfelter is implementing several measures to enhance and formalize our sustainability priorities under the ESG (Environmental, Social, Governance) pillars.

2020 PROXY STATEMENT  › 2

PROXY SUMMARY

Our Board of Directors

Our directors have a diversity of experience that spans a broad range of industries in the public, private and not-for-profit sectors. They bring a wide variety of skills, qualifications and viewpoints that strengthen and enrich the Board’s ability to carry out its oversight role on behalf of our shareholders.  Glatfelter—and our shareholders—clearly benefit from their individual and collective business acumen, sound judgment, thoughtful decision-making and careful guidance.

2020 PROXY STATEMENT  › 3

PROXY SUMMARY

Business Highlights

Glatfelter is a leading global supplier of engineered materials currently headquartered in York, PA and transitioning to its new headquarters in Charlotte, North Carolina effective mid-year 2020. Our high-quality, innovative and customizable solutions are found in tea and single-serve coffee filtration, personal hygiene products as well as in many diverse packaging, home, and industrial applications. For the year ending December 31, 2019, our net sales were nearly $1 billion to customers in over 100 countries and we employed approximately 2,600 people worldwide.  We own and operate eleven manufacturing facilities located in the United States, Canada, Germany, France, the United Kingdom and the Philippines.  Our manufacturing facilities have a combined production capacity of approximately 293,000 metric tons of composite fibers and airlaid materials used in a wide array of applications.  In addition, we operate sales and distribution offices in Russia, Italy, China, and the United States.  Additional information about Glatfelter may be found in our Annual Report posted at http://www.glatfelter.com/about_us/ investor_relations/annual_reports.aspx.

We manage our business and make investment decisions under a functional operating model with two distinct reporting segments:  Airlaid Materials and Composite Fibers.  These segments serve growing global customers and markets by providing innovative and customizable solutions that ultimately deliver high-quality engineered materials. For more than 150 years, we have demonstrated a strong commitment to sustainability through deep partnerships with our customers and suppliers, and broadly promote responsible corporate citizenship in the communities in which we operate.

Our growth strategy focuses on expanding our engineered materials business by building leading positions in high-value, specialty businesses supported by new product and business development, organic investments and acquisitions, and optimization of our cost structure to deliver on the expectations of our stakeholders.

Expanding our engineered materials business	•Driving innovation and growth by leveraging our scale and market-leading positions •Investing in organic growth and strategic acquisitions to expand capabilities and broaden our footprint
Driving continuous improvement and cost optimization initiatives	•Achieving consistent and sustainable operational excellence across the Company through robust continuous improvement •Managing our cost structure to increase margins
Maintaining a healthy balance sheet and financial flexibility	•Leveraging improved cash from increased profitability and lower capital intensity •Funding organic and inorganic growth opportunities •Applying disciplined capital spending

2019 was a remarkable and productive year for Glatfelter as we completed several important steps toward transforming the Company to a higher-margin, growth-oriented engineered materials business.

•

Our Airlaid Materials segment delivered breakthrough results with record EBITDA of $62 million and 15.3% EBITDA margin. The business drove 11% legacy volume growth by servicing the North American airlaid markets with the successful operation of our new Fort Smith, Arkansas facility and achieved the high-end operating targets at our state-of-the-art Steinfurt, Germany facility at the conclusion of its first year of operations under Glatfelter’s ownership that took effect in October 2018.

•	Our Composite Fibers segment delivered 14% EBITDA margin despite challenging market conditions.
•	We refinanced our debt for $7 million in interest savings and increased operating earnings, further improving our financial flexibility for future investments.
•

We successfully terminated the long-standing U.S. qualified pension plan and settled our qualified pension liabilities for all participants, creating a pathway to revert approximately $32 million of unrestricted surplus cash to the Company.  This event, coupled with the refinancing of our debt and strong earnings, enabled us to significantly reduce our financial leverage.  Our adjusted free cash flow was $56 million higher than 2018, excluding cash related to the pension settlement.

2020 PROXY STATEMENT  › 4

PROXY SUMMARY

•

We successfully completed transition services for the divested Specialty Papers business, and reduced corporate costs by $15 million, which was one year ahead of our previously committed target date of year-end 2020.

•	We settled the long-standing Fox River environmental matter within amounts previously reserved, agreeing to perform long-term monitoring and maintenance.
•

We successfully implemented our new functional operating model that is built for greater speed and efficiency and restructured our senior leadership structure to sharpen our focus on driving growth and sustainable profitability.

•

As we entered 2020, our focus on delivering our strategic imperatives continued.  In early January, we announced a 100-person restructuring at our Gernsbach, Germany facility, including the discontinuation of its metalized production, which we will now concentrate at our Caerphilly, UK facility.  We also announced cost optimization actions in Dresden, Germany to balance production with demand in our wallcover facility.

•

In February 2020, we announced plans to relocate the Company’s corporate headquarters from York, Pennsylvania to Charlotte, North Carolina, in mid-2020.  Our decision to move Glatfelter’s headquarters to a larger metropolitan area is another important step in our ongoing transformation. We look to enhance our access to more efficient business travel and availability of a larger pool of critical resources and talent for future growth by locating the headquarters in the Carolinas, which is known as a leading hub for the broader nonwovens industry.

Glatfelter Transformation History – Building Momentum in Engineered Materials

We have taken a number of meaningful steps over recent years to evolve Glatfelter from a company with significant exposure to paper markets in secular decline to a leading global supplier of engineered materials. Ultimately, the combined multi-year actions we have taken across the enterprise to achieve a more growth-driven portfolio, less capital-intensive and more cash-generative business, have positioned us well to further enhance shareholder value. We remain committed to aggressively managing costs and improving operating efficiencies to ensure we have the most competitive cost structure for our current scale as we continue to execute our business transformation. Our goals are to maintain and grow our leading positions in our chosen markets, partner with customers to co-create innovative solutions for new markets and generate strong earnings growth and free cash flows.

2020 PROXY STATEMENT  › 5

PROXY SUMMARY

2019 Financial Performance - Year in Review

On an adjusted basis, a non-GAAP measure, our earnings for 2019 totaled $33.2 million, or $0.75 per share, compared with $9.2 million, or $0.21 per share, a year ago. These results reflect the positive momentum from the actions we have taken in 2019 to transform our business by sharpening our focus on commercial excellence, supply chain efficiencies, and rigorous cost optimization across the enterprise.  Our legacy volume growth and successful acquisition integration in Airlaid Materials improved earnings per share by $0.14; Composite Fibers declined by $0.01; corporate cost rightsizing and cost reduction efforts generated $0.20; and our debt refinancing, improved tax rate, and the resolution of tax matters combined to add $0.21.

Cash flow from operations contributed $102.8 million in 2019 compared to a cash use of $6.0 million in 2018. The improvements in cash from operations primarily reflects $53.4 million of excess cash from the pension settlement, improved earnings, reduced working capital use, predominately inventory, as well as lower payments for interest as a result of changes in our capital debt structure in early 2019.  These improvements were partially offset by the $20.8 million payment related to the Fox River matter.  During 2019 and 2018, capital expenditures totaled $27.8 million and $42.1 million, respectively, with 2018 reflecting the final payments related to the completion of the airlaid capacity expansion. In 2020, after a portion of the excess cash from the pension termination is used to establish an account to fund future 401(k) contributions for approximately seven years and pay excise taxes and fees, approximately $32 million will be available for unrestricted general use.

The following charts present financial information for the periods indicated.  Earnings before interest, taxes, depreciation and amortization (“EBITDA”) by reporting segment represents operating profit as presented in our 2019 Annual Report on Form 10-K, adjusted to exclude depreciation and amortization (totals exclude corporate unallocated costs and other income and expense items).  A reconciliation of adjusted earnings per share to the nearest GAAP measure is incorporated by reference to Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations in our 2019 Annual Report on Form 10-K.

† Results are from continuing operations with an assumed tax rate of 40% for 2017.

2020 PROXY STATEMENT  › 6

PROXY SUMMARY

Compensation Highlights

The Compensation Committee designs compensation programs that reflect the Company’s financial performance and are market-competitive based on a person’s responsibilities, individual performance and ability to exemplify the Company’s Core Values (Integrity, Financial Discipline, Mutual Respect, Customer Focus, Environmental Responsibility and Social Responsibility). The objectives of our executive compensation programs are to attract, retain, motivate, and reward executives crucial to achieving the Company’s strategic plan and creating long-term shareholder value. Given the Company’s business transformation, the retention of key talent and leadership continuity are of paramount importance for sustaining the momentum and business performance achieved in 2019.

Our compensation programs are organized around three principles:

Pay for Performance	Pay at Risk	Shareholder Alignment
Rewarding achievement of financial outcomes that increase shareholder value	Providing a mix of compensation with strong emphasis on short- and long-term incentives tied to the Company’s financial performance	Requiring executives to own a meaningful personal stake in the Company

Total compensation for our executives consists of:

Base Salary	•Fixed Cash	Short-Term Incentive	•Cash Bonus for Achievement of Annual Goals
Long-Term Incentive	•Performance Share Awards •Restricted Stock Units	Benefits

•Retirement Savings

•Health & Welfare Benefits

•Severance

•Minimal Perquisites

Note:  For 2019, details related to Retirement Savings include references to the U.S. qualified pension plan that was terminated mid-year and the non-qualified pension plan benefits that were frozen in December 2019.

Given the Company’s business transformation, our Board and Compensation Committee approved the following organizational and compensation changes for 2019 to further align the Company’s compensation philosophy and executive compensation practices with shareholder expectations:

•

Terminated the long-standing U.S. qualified pension plan and settled our qualified pension liabilities for all plan participants, creating a pathway to revert approximately $32 million of unrestricted surplus cash to the Company for general use, and froze future benefits under the U.S. non-qualified pension plan, replacing the pension program with an enhanced 401(k) benefit and non-qualified defined contribution program with benefit levels that are aligned to current market practices.

•

Aligned the senior leadership team structure to the functional operating model, contributing approximately $2.5 million of savings toward the $15 million reduction in corporate costs.  Base salary increases for the senior leaders were limited to only the individuals assuming expanded responsibilities.

•

Aligned the 2019 financial performance targets for the short- and long-term incentive programs to the Company’s annual budget and long-term strategic plan, respectively, that require year-over-year improvement in performance to achieve meaningful payouts.

•

Maintained the use of a cumulative three-year relative Total Shareholder Return (“TSR”) modifier for earning performance shares under the long-term incentive program to emphasize the long-term nature of the program and reward for outperformance versus peers.

•

Utilized one-time three-year retention equity grants to certain members of the senior leadership team in connection with their roles that are critical for driving the Company’s strategic transformation during this period of transition.

•

2020 PROXY STATEMENT  › 7

PROXY SUMMARY

Governance and Best Practices

Comprised entirely of independent directors, the Compensation Committee regularly monitors and implements best practices in executive compensation and governance.  The following practices demonstrate our commitment to strong governance within our executive compensation programs:

What We Do		What We Don’t Do
✓	Maintain a pay mix that is heavily performance-based.	X	Provide for excise tax gross-ups in the event of a change in control, starting with newly eligible executives in 2011.
✓

Establish compensation levels after consideration of peer group market data, generally targeted at the size-adjusted 50th percentile for total direct compensation (base, short- and long-term incentive), with the ability to pay higher or lower based on breadth of leadership experience.

		X	Backdate or reprice stock options or stock appreciation rights.
✓	Assess and design compensation programs to mitigate compensation-related risks.	X	Pay dividend equivalents on unearned performance awards.
✓	Maintain stock ownership guidelines for executives.	X	Permit hedging transactions or short sales.
✓	Use multiple performance metrics in the short- and long-term incentive plans to avoid heavy reliance on one definition of success.	X	Permit pledging or holding Company stock in a margin account.
✓	Maintain a clawback policy.	X	Provide excessive perquisites.
✓	Require double-trigger vesting of long-term incentives at change in control.	X	Provide uncapped incentive opportunities thereby avoiding unnecessary risk-taking by the management.
✓	Maintain holding requirements on equity grants to comply with stock ownership guidelines
✓	Regularly engage with shareholders to gather input and feedback on compensation program design.
✓	Retain an independent compensation consultant who meets regularly in executive session with the Compensation Committee.

2020 PROXY STATEMENT  › 8

Proposal 1: Election of Directors

At the Annual Meeting, the Company’s shareholders will vote to fill nine director positions, each for one-year terms expiring on the date of the Company’s 2021 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified.

The Board recommends that shareholders vote “For” the following director nominees: Bruce Brown, Kathleen A. Dahlberg, Nicholas DeBenedictis, Kevin M. Fogarty, Marie T. Gallagher, J. Robert Hall, Ronald J. Naples, Dante C. Parrini and Lee C. Stewart, each of whom is currently serving as a director of the Company for a one-year term expiring at the 2020 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified, with the exception of Ms. Gallagher who was appointed on February 20, 2020.

All nominees have consented to serve if elected to the Board. If at the time of the Annual Meeting a director nominee is unable to serve, an event we do not anticipate, the Proxy Holders (as defined in “Frequently Asked Questions”) will vote for a substitute nominee as may be designated by the Board unless the Board reduces the number of directors accordingly.

The following table highlights director nominee information.

				Other Public Boards	Committee Memberships
Name	Age	Director Since	Occupation		Audit	Comp	Nom & Gov
Bruce Brown*	61	2014	Retired Chief Technology Officer, Procter & Gamble	1	●		●
Kathleen A. Dahlberg*	67	2001	CEO, G.G.I., Inc	--	●	●
Nicholas DeBenedictis*	74	1995	Chairman Emeritus, Essential Utilities, Inc. (formerly Aqua America, Inc.)	3	●	●
Kevin M. Fogarty* (L)	54	2012	President, CEO, Kraton Corporation, Inc.	1			●
Marie T. Gallagher*	60	2020	SVP and Controller, PepsiCo, Inc.	--	●
J. Robert Hall*	67	2002	CEO, Ole Smoky Distillery	--		●	C
Ronald J. Naples*	74	2000	Chairman Emeritus, Quaker Chemical Corp.	1	C		●
Dante C. Parrini	55	2010	Chairman, CEO, P. H. Glatfelter Company	1
Lee C. Stewart*	71	2002	Private Financial Consultant	2	●	C

● indicates Member	* indicates director is independent	C indicates Committee Chair	(L) indicates Lead Director

The Board recommends a vote “FOR” each of the director nominees.

2020 PROXY STATEMENT  › 9

Additional Information about Director Nominees

Bruce Brown

Director Since: 2014

Mr. Brown joined the Company’s Board in 2014. He retired in 2014 from his position as the Chief Technology Officer of Procter & Gamble, Inc. (“P&G”), a publicly-traded consumer goods company. With 34 years of experience at P&G, Mr. Brown’s responsibilities included leadership for P&G’s Innovation and Technology Program and Global Research & Development. Globally recognized as an innovation thought leader, Mr. Brown also serves on the Board of Directors for Nokia in Finland.

Age at Annual Meeting: 61
Board Committees: Audit Nominating and Corporate Governance

Specific qualifications and experience of particular relevance to the Company:

Mr. Brown is a proven leader in innovation, global expansion and organizational leadership development and he has familiarity with a number of the Company’s products and materials. He brings over three decades of business-building experience to our Board and has eight years of experience as a director of public companies.

Kathleen A. Dahlberg

Director Since: 2001

Ms. Dahlberg joined the Company’s Board in 2001. Since 2006, she has been the Chief Executive Officer of G.G.I., Inc. (formerly known as 2Unify LLC), a private company specializing in strategic consulting for companies in various industries and sectors. She served as a director of Theragenics Corporation from May 2008 to November 2013. Ms. Dahlberg has held Vice President positions with BP Amoco, Viacom International, McDonald’s Corporation, Grand Metropolitan PLC and American Broadcasting.

Age at Annual Meeting: 67
Board Committees: Audit Compensation

Specific qualifications and experience of particular relevance to the Company:

Ms. Dahlberg has significant experience in emerging technologies, acquisitions and divestitures, manufacturing, consumer goods, professional services, international operations, strategic planning, operations and risk management and corporate governance. She has more than 20 years of experience as a director of public companies.

Nicholas DeBenedictis

Director Since: 1995

Mr. DeBenedictis joined the Company’s Board in 1995. He served as Chairman, Chief Executive Officer and President of Aqua America, Inc. (now known as Essential Utilities, Inc.), a publicly-traded water company, from May 1992 until July 2015, when he retired as CEO and remained as Chairman of the Board through 2017.  In January 2018, he became Chairman Emeritus at Aqua America. He has also served as a director of Exelon Corporation since 2003 and of Mistras Group, Inc. since October 2015. Prior to joining Aqua America, Mr. DeBenedictis was Senior Vice President of Corporate and Public Affairs for PECO Energy, a $4 billion nuclear utility, responsible for government relations, overseeing development of economic and environmental policies and implementation of the utility’s public policy positions. Mr. DeBenedictis was President of the Greater Philadelphia Chamber of Commerce from 1986 to 1989. He also served in two Pennsylvania government cabinet positions: Secretary of the Department of Environmental Resources and Director of the Office of Economic Development and has held senior-level positions with the U.S. Environmental Protection Agency.

Age at Annual Meeting: 74
Board Committees: Audit Compensation

Specific qualifications and experience of particular relevance to the Company:

Mr. DeBenedictis has significant experience with government and public policy, regulated industries, public-company finance and financial reporting, as well as strategic planning, operations and risk management and corporate governance. He has more than 20 years of experience as a director of public companies.

2020 PROXY STATEMENT › 10

Kevin M. Fogarty

Director Since: 2012 Independent Lead Director

Mr. Fogarty joined the Company’s Board in 2012. He has been the President and Chief Executive Officer of Kraton Corporation, Inc., a leading global producer of styrenic block copolymers, specialty polymers and high-value performance products derived from pine wood pulping co-products, since 2008. Prior to being appointed President and Chief Executive Officer, Mr. Fogarty served as its Executive Vice President of Global Sales and Marketing from June 2005. He was named a director of Kraton in 2009, and a director of its principal operating subsidiary, Kraton Polymers LLC, in 2008. Prior to joining Kraton, Mr. Fogarty spent 14 years with the Koch Industries, Inc. family of companies, where he held a variety of roles, including President for Polymer and Resins at Invista and President of KoSa’s Polymer and Intermediaries business.  Since 2017, Mr. Fogarty is a Board member of the American Chemistry Council.

Age at Annual Meeting: 54
Board Committees: Nominating and Corporate Governance

Specific qualifications and experience of particular relevance to the Company:

Mr. Fogarty has significant experience with manufacturing, international operations, strategic partnerships, public-company accounting and financial reporting and new product development, as well as strategic planning, operations and risk management and corporate governance. He has more than ten years of experience as a director of public companies.

Marie T. Gallagher
Director Since: 2020

Ms. Gallagher joined the Company’s Board in 2020. She has been the Senior Vice President and Controller of PepsiCo, Inc. (“PepsiCo”), a publicly-traded global food and beverage company, since 2011.  Ms. Gallagher is responsible for PepsiCo’s global financial reporting and Sarbanes-Oxley processes and works closely with the Audit Committee of PepsiCo’s Board of Directors. Ms. Gallagher joined PepsiCo in 2005 as Vice President and Assistant Controller. Prior to joining PepsiCo, Ms. Gallagher was Assistant Controller of Altria Corporate Services, Inc., a consumer products company, and Senior Manager at Coopers & Lybrand LLP, an accounting firm now part of PricewaterhouseCoopers.

Age at Annual Meeting: 60
Board Committees: Audit

Specific qualifications and experience of particular relevance to the Company:

Ms. Gallagher has significant experience in public-company accounting and financial reporting, consumer goods, strategic planning, M&A, manufacturing, investor relations, sustainability, executive compensation, information technology, innovation, international operations and corporate governance.

J. Robert Hall

Director Since: 2002

Mr. Hall joined the Company’s Board in 2002. He has been the Chief Executive Officer of Ole Smoky Distillery, the largest craft distillery in the United States, since July 2016. From January 2014 until June 2016, Mr. Hall served as a Managing Director of Centerview Capital, an operationally-oriented private equity firm focused on the U.S. consumer middle market. Previously, he was the Chief Executive Officer of Ardale Enterprises LLC, a private company specializing in acquisition-related activities in the food, beverage and consumer products industry, and in this role was a Senior Advisor to Centerview Capital since 2009. Prior to forming Ardale, Mr. Hall spent over 20 years in the food and consumer goods industry, holding various positions with Nabisco, Kraft and Nestlé. While at Nabisco, he was President of Nabisco’s Specialty Products Company in the United States and President of Christie Brown & Company, Ltd., the maker of Nabisco cookies and crackers in Canada. Mr. Hall has also been President of Lenox Brands, Chairman of Wise Foods and has served on the board of Ault Foods Ltd., a $1.3 billion dairy products company in Canada.

Age at Annual Meeting: 67
Board Committees: Nominating and Corporate Governance (Chair) Compensation

Specific qualifications and experience of particular relevance to the Company:

Mr. Hall has significant experience in general management, financial services, consumer goods, manufacturing, marketing, sales, new product development, strategic planning, M&A and corporate governance. Mr. Hall has 20 years of experience as a director of public companies.

2020 PROXY STATEMENT  › 11

Ronald J. Naples

Director Since: 2000

Mr. Naples joined the Company’s Board in 2000. He served as Chairman of the Pennsylvania Stimulus Oversight Commission and Chief Accountability Officer for the Commonwealth of Pennsylvania, having been appointed to that position by the Governor of Pennsylvania, from April 2009 to February 2011. In this role he reviewed, monitored and advised on Pennsylvania’s spending of American Recovery and Reinvestment Act funds. From 1997 to May 2009, Mr. Naples was the Chairman of Quaker Chemical Corporation, a publicly-held, specialty chemical company serving metalworking and manufacturing industries worldwide, and served as its Chief Executive Officer from 1995 to 2008. From 1981 to July 1995, he was Chief Executive Officer of Hunt Manufacturing Company, a publicly-held consumer and commercial products company, and served as its Chairman from 1986 to 1995. Mr. Naples is a former White House Fellow and served in the Ford Administration as Assistant to the Counselor to the President for Economic Affairs and as a Special Assistant to the head of the Federal Energy Administration and is a former Chairman of the Federal Reserve Bank of Philadelphia.  Mr. Naples currently serves as a director of Glenmede Trust Company, the Philadelphia Contributionship and Penn National Gaming, Inc.

Age at Annual Meeting: 74
Board Committees: Audit (Chair) Nominating and Corporate Governance

Specific qualifications and experience of particular relevance to the Company:

Mr. Naples has significant experience with government and public policy, professional services, manufacturing, international operations, public-company finance and financial reporting, strategic planning, operations and risk management and corporate governance. Mr. Naples has over 35 years of experience as a director of public companies.

Dante C. Parrini

Director Since: 2010

Mr. Parrini joined the Company’s Board in 2010. He is currently the Chairman, President and Chief Executive Officer of P. H. Glatfelter Company. He has been President and Chief Executive Officer since January 2011 and Chairman of the Board since May 2011. Mr. Parrini previously served as Glatfelter’s Executive Vice President and Chief Operating Officer from 2005 until 2010. From 2003 to 2005, he was Senior Vice President and General Manager of the Company. Mr. Parrini joined Glatfelter in 1997 and, prior to 2003, held various executive positions responsible for the Company’s operations, sales and marketing. He has served on the board of H. B. Fuller Company since 2012.

Age at Annual Meeting: 55
Board Committees:

Specific qualifications and experience of particular relevance to the Company:

Mr. Parrini has significant experience leading worldwide operations, including international and domestic sales, marketing, research and development, global supply chain, information technology and corporate program management, overseeing legal and human resource functions and leading strategy development. His more than 24 years of executive experience include nearly ten years as a director of public companies.

Lee C. Stewart

Director Since: 2002

Mr. Stewart joined the Company’s Board in 2002. He is a private financial consultant with over 25 years of experience as an investment banker. He was a Vice President at Union Carbide Corporation from 1996 to 2001, responsible for various treasury and finance functions, and from 2001 to 2002 was Chief Financial Officer of Foamex International, Inc. Mr. Stewart served as a director of the following companies:  AEP Industries, Inc. from 1996 until it was sold in 2017;  ITC Holdings Corp., a New York Stock Exchange-listed electricity transmission company, from 2005 through 2016 when ITC was acquired by Fortis; Marsulex, Inc., a chemical company listed on the Toronto Stock Exchange, from 2000 until its sale in 2011; Momentive Performance Materials Inc., a specialty chemical company in silicone and advanced materials, from May 2013 through its successful emergence from bankruptcy in October 2014; and Hexion, Inc. where he served from 2018 through its bankruptcy proceedings until its successful emergence in 2019.  Mr. Stewart has over 20 years of serving as a director on public company boards. Currently, Mr. Stewart serves on the boards of Mood Media, Inc. and Essential Utilities, Inc. (previously known as Aqua America, Inc.).

Age at Annual Meeting: 71
Board Committees: Compensation (Chair) Audit

Specific qualifications and experience of particular relevance to the Company:

Mr. Stewart has significant experience with professional services, financial services, finance and banking, public-company accounting and financial reporting, strategic planning, operations and risk management and corporate governance. Mr. Stewart has over 20 years of experience as a director of public companies.

2020 PROXY STATEMENT  › 12

Proposal 2: Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year 2020. Deloitte audited the Company’s consolidated financial statements for the fiscal year ended December 31, 2019.

Although shareholder ratification is not required by our organizational documents or applicable law, the Board believes that it is a sound corporate governance practice to seek shareholder ratification of the appointment of Deloitte. In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider its selection.

A Deloitte representative is expected to attend the Annual Meeting. The representative will have an opportunity to make a statement at the meeting, if he or she desires to do so, and is expected to be available to respond to appropriate shareholder questions. See Item 9(c) of Schedule 14A.

What did the Company pay its independent registered public accounting firm in 2018 and 2019?

For the years ended December 31, 2018, and December 31, 2019, fees paid to Deloitte by the Company were as follows:

	2018	2019
Audit Fees (1)	$3,030,181	$2,444,969
Audit Related Fees (2)	564,470	57,318
Tax Fees (3)	463,209	242,905
Total Fees	$4,057,860	$2,745,192
(1)

Audit Fees - were for professional services rendered for the annual audits of the consolidated financial statements of the Company including the audits of internal control over financial reporting, review of quarterly financial statements included in the Company's quarterly reports on Form 10-Q, and statutory audits and regulatory filings in foreign jurisdictions.  A portion of the fee reduction in 2019 compared to 2018 was due to the divestiture of the Specialty Papers business.

(2)

Audit-Related Fees – were for assurance and related services reasonably related to the performance of the audit or review of the Company’s consolidated financial statements, including, in 2018, the audit of carve-out financial statements.

(3)	Tax Fees – were primarily for tax compliance, tax advice and tax planning services, including tax planning and consultations.

All of Deloitte’s services for the Company were permissible under applicable laws and regulations.  The Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy (“Pre-Approval Policy”) provides for the pre-approval of audit and non-audit services performed by Deloitte. Under the Pre-Approval Policy, the Audit Committee must pre-approve specific services, including fee levels, to be performed by the independent registered public accounting firm in a designated category (audit, audit-related, tax services and all other services). For fiscal year 2019, 100% of all Fees were approved by the Audit Committee.  The Audit Committee may delegate this authority in writing to one or more of its members, and in such case the member or members to whom such authority is delegated must report their decisions to the Audit Committee at its next scheduled meeting.

The Board recommends a vote “FOR” ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm.

2020 PROXY STATEMENT  › 13

Proposal 3: Advisory Approval of Named Executive Officer Compensation (“Say-on-Pay” Vote)

Executive compensation is an important topic for our shareholders. At the core of our executive compensation philosophy is the belief that compensation should reflect performance; be fair, competitive and reasonable; and be determined in a manner consistent with the Company’s long-term strategy, competitive industry practice, sound corporate governance principles and shareholder interests. We believe our compensation program is strongly aligned with the long-term interests of our shareholders. We urge our shareholders to read the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement for additional details on the Company’s compensation philosophy and objectives and the 2019 compensation of our named executive officers (“NEOs”).

Pursuant to Section 14A of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”), we are asking shareholders to vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

As an advisory vote, the results on this proposal are non-binding. Nevertheless, the Board and the Compensation Committee value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions for our NEOs.

The Board has adopted a policy providing for annual say-on-pay advisory votes. The next say-on-pay advisory vote will be held at our 2021 Annual Meeting.

The Board recommends a vote “FOR” the non-binding resolution approving the compensation paid to the NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis, compensation tables and narrative discussion.

2020 PROXY STATEMENT › 14

OWNERSHIP OF COMPANY STOCK

Ownership of Company Stock

To the best of the Company’s knowledge, the following table sets forth information regarding ownership of the Company’s outstanding common stock as of March 17, 2020, (except as otherwise noted) by: (1) each person who is known by the Company to own beneficially more than 5% of the common stock of the Company; (2) each director, director nominee and NEO; and (3) all directors, director nominees and executive officers as a group. Except as otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment powers for the securities listed. The number of shares beneficially owned by each person is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, all shares to which a person has the right to acquire beneficial ownership within 60 days are considered beneficially owned by that person.

Security Ownership of Certain Beneficial Owners and Management

Name of Beneficial Owner	Shares Beneficially Owned (1)	% of Class
BlackRock, Inc. (2)	6,818,736	15.39%
The Vanguard Group, Inc. (3)	4,536,420	10.24%
Dimensional Fund Advisors LP (4)	3,695,886	8.34%
Franklin Mutual Advisers, LLC (5)	2,755,870	6.22%
Silvercrest Asset Management Group LLC; Silvercrest L.P.; Silvercrest Asset Management Group Inc. (6)	2,583,274	5.83%

Name of Beneficial Owner	Position	Total Number of Shares Beneficially Owned (7)	% of Class
Dante C. Parrini	Chairman of the Board & Chief Executive Officer	339,943	*
Nicholas DeBenedictis	Director	97,218	*
Kathleen A. Dahlberg	Director	74,566	*
Ronald J. Naples	Director	72,532	*
J. Robert Hall	Director	71,316	*
Lee C. Stewart	Director	69,566	*
David C. Elder	Vice President, Finance & Chief Accounting Officer	44,317	*
Kevin M. Fogarty	Director	41,868	*
Bruce Brown	Director	31,712	*
Christopher W. Astley	Senior Vice President & Chief Commercial Officer	26,139	*
Samuel L. Hillard	Senior Vice President & Chief Financial Officer	15,060	*
Joseph J. Zakutney	Vice President, Global Business Services and CIO	12,788	*
Marie T. Gallagher	Director	—	*
Martin Rapp	Former Senior V.P. & Business Unit President, Composite Fibers	8,577	*
John P. Jacunski	Former Executive V. P. & Chief Financial Officer	1,988	*
All directors and executive officers as a group (19 individuals)		921,349	2.08%
*	indicates ownership of < 1%
(1)

For purposes of the table, shares of common stock are considered beneficially owned by a person if such person has, or shares, voting or investment power for such stock. As a result, more than one person may beneficially own the same security and, in some cases, the same shares are listed opposite more than one name in the table. The table includes, in some cases, shares beneficially held by spouses or minor children, as to which beneficial ownership is disclaimed. The address of each director, director nominee and NEO of the Company is c/o P. H. Glatfelter Company, 96 South George Street, Suite 500, York, PA 17401.

(2)

Pursuant to a Schedule 13G filed on February 4, 2020, consists of shares beneficially owned, as of December 31, 2019, by BlackRock, Inc., a parent holding company with sole voting authority over 6,707,408 shares and sole investment authority over 6,818,736 shares. BlackRock (Netherlands) B.V., BlackRock Advisors LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Limited and BlackRock Investment Management, LLC are subsidiaries of BlackRock, Inc. that have acquired the shares reported by BlackRock, Inc. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

2020 PROXY STATEMENT  › 15

OWNERSHIP OF COMPANY STOCK

(3)

Pursuant to a Schedule 13G filed on February 12, 2020, consists of shares beneficially owned, as of December 31, 2019, by The Vanguard Group, Inc., an investment advisor which has sole voting and investment authority over 41,464 shares and 4,483,913 shares, respectively, and shared voting and investment authority over 15,652 and 52,507 shares, respectively. Vanguard Fiduciary Trust Company is a wholly-owned subsidiary of The Vanguard Group, Inc and is the beneficial owner of 36,855 of the shares reported by The Vanguard Group, Inc. Vanguard Investments Australia, Ltd. is a wholly-owned subsidiary of The Vanguard Group, Inc and is the beneficial owner of 20,261 of the shares reported by The Vanguard Group, Inc. The address of The Vanguard Group, Inc., is 100 Vanguard Boulevard, Malvern, PA 19355.

(4)

Pursuant to a Schedule 13G filed on February 12, 2020, consists of shares beneficially owned, as of December 31, 2019, by Dimensional Fund Advisors LP, an investment advisor with sole voting power over 3,565,376 shares and sole investment authority over 3,695,886 shares.  All 3,695,886 shares are owned by four investment companies registered under Section 203 of the Investment Advisors Act of 1940, to which Dimensional Fund Advisors LP furnishes investment advice. Dimensional Fund Advisors LP disclaims beneficial ownership of such shares. Dimensional Fund Advisors LP serves as investment manager for certain other commingled funds, group trusts and separate accounts. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, TX 78746.

(5)

Pursuant to a Schedule 13G filed on February 3, 2020, consists of shares beneficially owned, as of December 31, 2019, by Franklin Mutual Advisers, LLC, an investment advisor with sole voting power over 2,544,714 shares and investment authority over 2,755,870 shares.  All 2,755,870 shares are beneficially-owned by one or more open-end investment companies or other managed accounts that are investment management clients of Franklin Mutual Advisers, LLC, an indirect wholly-owned subsidiary of Franklin Resources, Inc. The address of Franklin Mutual Advisers, LLC is 101 John F. Kennedy Parkway, Short Hills, NJ 07078-2789.

(6)

Pursuant to a Schedule 13G filed on February 14, 2020, consists of shares beneficially owned, as of December 28, 2019, by Silvercrest Asset Management Group LLC, Silvercrest L.P., and Silvercrest Asset Management Group Inc., investment advisors and a parent holding company or control person which have shared voting power over 2,583,274 shares.  Shares reported represent shares held by investment advisory clients of Silvercrest Asset Management Group LLC.  Silvercrest L.P. is the sole member of Silvercrest Asset Management Group LLC.  Silvercrest Asset Management Group Inc. is the general partner of Silvercrest L.P.  Each of the Reporting Persons disclaims beneficial ownership of the shares reported except to the extent of its pecuniary interest therein.  The address of Silvercrest Asset Management Group LLC, Silvercrest L.P., and Silvercrest Asset Management Group Inc.is 1330 Avenue of the Americas, 38th Floor, New York, NY 10019.

(7)	Shares beneficially owned by each owner as noted below:
Name of Beneficial Owner	Directly Owned	Indirectly Owned	Options to Acquire Stock (a)
Dante C. Parrini (b)	332,333	7,610	—
Nicholas DeBenedictis	97,218	—	—
Kathleen A. Dahlberg	74,566	—	—
Ronald J. Naples (c)	69,282	3,250	—
J. Robert Hall	71,316	—	—
Lee C. Stewart	69,566	—	—
David C. Elder (d)	41,776	2,541	—
Kevin M. Fogarty	41,868	—	—
Bruce Brown	31,712	—	—
Christopher W. Astley (e)	25,055	1,084	—
Samuel L. Hillard	15,060	—	—
Joseph J. Zakutney	12,788	—	—
Marie T. Gallagher (f)	—	—	—
Martin Rapp (g)	8,577	—	—
John P. Jacunski (h)	1,988	—	—
All Directors and executive officers as a group (i)	906,080	15,269	—
(a)	Represents the gross number of shares of common stock that would be issued upon exercise of vested stock-only stock appreciation rights (“SOSARs”) on the Record Date.

As of the Record Date, the following NEOs had vested SOSARS:

Name	Number of Vested SOSARS
Dante C. Parrini	583,442
Christopher W. Astley	129,868
David C. Elder	102,104
Samuel L. Hillard	63,286
Joseph J. Zakutney	46,273
Martin Rapp	111,829
John P. Jacunski*	0

*  Mr. Jacunski’s SOSARS were either exercised or expired based on his separation date.

(b)	Consists of 7,610 shares indirectly owned by Mr. Parrini through the Company’s 401(k) Plan.
(c)	Consists of 3,250 shares indirectly owned by Mr. Naples’ spouse.

2020 PROXY STATEMENT  › 16

OWNERSHIP OF COMPANY STOCK

(d)	Consists of 2,541 shares indirectly owned by Mr. Elder through the Company’s 401(k) Plan.
(e)	Consists of 1,084 shares indirectly owned by Mr. Astley through the Company’s 401(k) Plan.
(f)	Ms. Gallagher was appointed in February 2020 and does not currently own any shares.
(g)	Mr. Rapp’s RSUs and PSAs vested pro-rata based on service through his separation date.
(h)	Mr. Jacunski forfeited the RSUs and PSAs granted in 2019 as a result of his separation.
(i)	Consists of 55,611 shares vesting within 60 days from the record date.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2019, regarding the Company’s equity compensation plans.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (3) (4)
Equity compensation plans approved by security holders	2,188,410	$20.05	2,060,034
Equity compensation plans not approved by security holders	—	—	—
Total	2,188,410	$20.05	2,060,034
(1)

Includes 578,582 restricted stock units (“RSUs”); 317,881 performance share awards (“PSAs”); and 1,291,947 stock-only stock appreciation rights (“SOSARs”). For purposes of this calculation, it is assumed that PSAs will be paid at 100% of target.

(2)	Weighted average exercise price is based on outstanding SOSAR prices only.
(3)	Represents the securities remaining available for issuance under the Amended and Restated Long-Term Incentive Plan.
(4)	For purposes of this calculation, it is assumed that PSAs will be paid at 100% of target.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities (“10% Holders”) to file reports of holdings and transactions in the Company’s common stock with the SEC and the New York Stock Exchange (“NYSE”). Based on the Company’s review of such reports (and amendments thereto) and the written representations of the Company’s directors, executive officers and 10% Holders, the Company believes that in 2019 its directors, executive officers and 10% Holders filed all required reports of holdings and transactions in the Company’s common stock on a timely basis, except that one Form 4 was inadvertently filed late for Mr. Naples with respect to one transaction.

2020 PROXY STATEMENT  › 17

 Corporate Governance and Board of Directors

Corporate Governance Principles

The Board and Management are dedicated to effective corporate governance. The Board has adopted Corporate Governance Principles that provide a framework for the Company’s governance. The Board has also adopted a Code of Business Conduct and a Code of Business Ethics for our CEO and Senior Financial Officers. The Corporate Governance Principles are set forth in full on the Corporate Governance page of the Company’s website at www.glatfelter.com/about_us/corporate_governance, which also contains the Company’s Articles of Incorporation and By-laws, its Code of Business Conduct, a list of the directors and executive officers of the Company, the charters of each of the Committees of the Board, and the Company’s Code of Business Ethics for the CEO and Senior Financial Officers. Copies of these materials are available, in print at no charge, upon request to the Secretary of the Company at 96 South George Street, Suite 500, York, PA 17401-1434.

The Company intends to satisfy the disclosure requirement for any future amendments to, or waivers from, its Code of Business Conduct or Code of Business Ethics for the CEO and Senior Financial Officers by posting such information on its website.

Board Composition and Leadership

The Board currently consists of nine members. In February 2020, Marie T. Gallagher was elected to the Board. Each year, the Board elects one of its members to serve as Chair. Under the Board’s governance structure, the Chair:

•	presides at all meetings of the Board, other than executive sessions;
•	identifies strategic issues to be considered for the Board agenda; and
•	consults with directors on the development of the schedule, agenda and materials for all meetings of the Board.

When considering the election of a Chair, the Board reviews its governance structure and the qualifications of each director and determines who is best qualified to chair the Board. The Board believes the Company and its shareholders are best served by having a Chair who has wide-ranging, in-depth knowledge of the Company’s business operations and the Company’s industry and who can best execute the Company’s strategic plan. Based on his extensive experience and knowledge of the Company’s operations, industry, competitive challenges and opportunities, the Board has determined that Dante C. Parrini is the director best qualified to serve in the role of Chair. The Board nominated Mr. Parrini in February 2020 as Chair, subject to his re-election as a director at the Annual Meeting.

The Board has also determined that when the same person serves as both Chair and CEO, the interests of the Company and the shareholders are best served by appointment of an independent Lead Director. In February 2020, the Nominating and Corporate Governance (“NCG”) Committee recommended, and the independent directors approved, Kevin M. Fogarty to continue as the independent Lead Director, effective on the date of the 2020 Annual Meeting, subject to his re-election as a director at the Annual Meeting. The Lead Director presides over the executive sessions of the Board and coordinates and develops the agenda for those sessions. The Lead Director communicates to the Chair and CEO regarding the discussions at executive sessions as appropriate. In the absence or disability of the Chair, the Lead Director assumes the authority of and performs the duties of the Chair, as provided in Section 2.18 of the Company’s By-laws, including presiding at any Board meeting at which the Chair is not in attendance.

2020 PROXY STATEMENT  › 18

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Board Independence

The Corporate Governance Principles and the Company’s policies and procedures provide for an empowered, independent Board and the full involvement of the independent members of the Board in the Board’s operations and decision making.

In the Company’s Corporate Governance Principles, the Board has adopted the NYSE standards for determining the independence of directors, which require that a director not have a material relationship with the Company.

Annually, each member of the Board is required to complete a questionnaire designed, in part, to provide information to assist the Board in determining if the director is independent under NYSE rules and our

Corporate Governance Principles. In addition, each director or nominee for director has an affirmative duty to disclose to the NCG Committee relationships between and among that director (or an immediate family member), the Company, and/or Management. The Board has determined the following director nominees are independent and have no material relationship with the Company: Ms. Dahlberg, Ms. Gallagher and Messrs. Brown, DeBenedictis, Fogarty, Hall, Naples and Stewart. The Board has determined Mr. Parrini, as the Company’s CEO, is not an independent director as defined under the NYSE listing standards and the Company’s Corporate Governance Principles.

Evaluation of Board Nominees

The NCG Committee reviews all director nominations submitted to the Company, including individuals recommended by shareholders, directors or members of Management. When evaluating whether to recommend an individual for nomination or re-nomination, the NCG Committee will consider, at a minimum and in accordance with the Company’s Corporate Governance Principles, the candidate’s independence, availability to serve on the Board, knowledge, experience, skills, expertise, wisdom, integrity, business acumen and understanding of the Company’s business environment.

In evaluating director candidates, the NCG Committee considers a wide variety of qualifications, attributes and other factors and recognizes that a diversity of viewpoints and practical experiences can enhance the effectiveness of the Board. Accordingly, as part of its evaluation of each director candidate, the NCG Committee takes into account how that candidate’s background, experience, qualifications, attributes and skills meet the changing needs of the Company, and may complement, supplement or duplicate those of other prospective candidates.

The NCG Committee reviews the qualifications of each incumbent director, including the director’s understanding of the Company’s businesses and the environment in which the Company operates, attendance and participation at meetings and independence, including any relationships with the Company. Prior to nomination, each candidate for director must consent to stand for election, and each director nominee must agree in writing to abide by the Company’s majority voting policy.

After the NCG Committee has completed its evaluation of all director candidates, it presents a recommended slate of directors to the Board for consideration and approval. The NCG Committee also discusses with the Board any candidates considered by the NCG Committee but not recommended for election or re-election as a director.

We will report any material change to this procedure in a quarterly or annual filing with the SEC. In addition, we will make any changes to this procedure available promptly by posting that information on the Corporate Governance section of our website at http://www.glatfelter.com/about_us/ corporate_governance.

Based on the process described above, the NCG Committee recommended, and the Board approved to nominate, each of the incumbent directors for re-election at the Annual Meeting. These decisions were based on the individual experience, qualifications, attributes and skills of each candidate, including as described in the skills matrix on page 3. The NCG Committee and the Board assessed these factors in light of the Company’s business.

2020 PROXY STATEMENT  › 19

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Resignation and Majority Voting Policy

Director Nominee Irrevocable Resignation

Each person who is nominated to stand for election as director must, as a condition to such nomination, tender an irrevocable resignation in advance of the meeting for the election of directors.  Such resignation will be effective if, pursuant to the Company’s By-laws, (a) the person does not receive a majority vote at the next meeting for the election of directors, or (b) in the case of a nominee who is an incumbent director, the Board accepts the resignation.

Majority Voting

Contested Election. In an election of directors, where the Board determines that the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of the votes cast.

Uncontested Election. If in an election of directors in which the number of nominees does not exceed the number of directors to be elected, any nominee who is not an incumbent director and receives a plurality of the votes cast but does not receive a majority of the votes cast, the nominee’s resignation will be automatically accepted.  If the nominee is an incumbent director and receives a plurality but not majority of the votes cast, the NCG Committee will make a recommendation to the Board on whether to accept the director’s resignation or whether other action should be taken.  The incumbent director not receiving a majority of the votes cast will not participate in the NCG Committee’s recommendation or the Board’s decision regarding the tendered resignation.  The independent members of the Board will consider the NCG Committee’s recommendation and publicly disclose the Board’s decision and the basis for that decision within 90 days from the date of the certification of the final election results.

A director whose resignation is not accepted by the Board will continue to serve until the next annual meeting at which he or she is up for election and until his or her successor is duly elected, or until his or her earlier resignation or removal. If a director’s resignation is accepted by the Board, or if a nominee for director who is not an incumbent director is deemed to have been elected and to have automatically resigned, then the Board, in its sole discretion, may fill any resulting vacancy pursuant to the Company’s By-laws, or may amend the Company’s By-laws to decrease the size of the Board.

Board Meetings

The Board held six meetings during 2019. The standing committees established by the Board held a total of 20 meetings in 2019. Also in 2019, the Pension Subcommittee held 2 meetings. Each incumbent director attended at least 90% of the total number of Board and Committee meetings on which he or she served in 2019. Independent directors meet in regularly scheduled executive sessions (without Management), presided by the Lead Director.

The Company does not have a policy regarding director attendance at the Annual Meeting, though all directors traditionally attend the Annual Meeting.  All of our directors, with the exception of Ms. Gallagher, who was not appointed until February 2020, attended the 2019 Annual Meeting.

Committees of the Board of Directors

Our Board has three standing committees: Audit, Compensation and Nominating & Corporate Governance (NCG).  In 2019, the Compensation Committee formed a Pension Subcommittee effective January 1, 2019. Each standing committee has its own Charter, which is available, at no charge, from the Secretary or on the Company’s website at: http://www.glatfelter.com/about_us/ corporate_governance.

The Board determined that all members of each of the Audit, Compensation, and NCG Committees are independent as required under the current listing standards of the NYSE and the SEC’s applicable rules and regulations.

2020 PROXY STATEMENT  › 20

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

The following chart provides a summary of each committee’s duties and responsibilities:

Board Committees
Committee	Responsibilities and Duties	Members	Meetings in 2019
Audit Committee (1)	The Audit Committee assists the Board with oversight of (i) the quality and integrity of the accounting, auditing, and financial reporting practices of the Company; (ii) the compliance by the Company, its directors and officers with applicable laws and regulations and its Code of Business Conduct; (iii) the independent auditor’s qualifications and independence; (iv) the performance of the Company’s internal audit function and independent auditors; and (v) financial policies and other matters of financial significance to the Company.	Ronald J. Naples (2), (3), (4) Kathleen A. Dahlberg (4) Bruce Brown (4) Nicholas DeBenedictis (3), (4) Lee C. Stewart (3), (4) Marie T. Gallagher (3), (4)	7
Compensation Committee (1)	The Compensation Committee is responsible for an executive compensation policy designed to support overall business strategies and objectives; attract, retain, motivate and reward key executives; link compensation with organizational performance while appropriately balancing risk and reward; align executives’ interests with those of the Company’s shareholders; provide competitive and reasonable compensation opportunities; and review and approve non-employee director compensation. The Compensation Committee also oversees the Company’s executive compensation and incentive plans.	Lee C. Stewart (2) Kathleen A. Dahlberg Nicholas DeBenedictis J. Robert Hall	10
Pension Subcommittee	The Pension Subcommittee assists the Compensation Committee in understanding and managing the ancillary issues related to the termination of the Pension Plan and to report and make recommendations to the Committee.	Lee C. Stewart	2
Nominating & Corporate Governance Committee (1)	The NCG Committee advises the Board on all corporate governance matters, monitors the Company’s compliance with corporate governance guidelines, and periodically reviews such guidelines to ensure that they are appropriate for the Company and comply with the requirements of the SEC and the NYSE.	J. Robert Hall (2) Bruce Brown Kevin M. Fogarty Ronald J. Naples	3
(1)Standing Committees of the Board (2)Committee Chair (3)Financial Expert, as defined in the applicable SEC regulations (4)Financially Literate within the meaning of the NYSE listing standards

2018 PROXY STATEMENT  › 19

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Continuing Board Education

We believe our shareholders are best served by a board that is well versed in subject matters relevant to board service and thoroughly comprehends the role and responsibilities of an effective board in the oversight and management of the Company. The Board regularly conducts Board education sessions on relevant topics for the Company’s future growth and success and to stay informed about best governance practices.   We also feel it is appropriate for our directors to have access to educational programs on an ongoing basis to assist them in performing their duties as directors.  Since November 2017, the Company has been a member of the National Association of Corporate Directors.  This membership provides continuing education programs, research data, conferences and other resources for the Company’s directors and executives.   The NCG Committee periodically reviews and oversees orientation programs for newly-elected directors and suggests topics for continuing education programs for incumbent directors.

Board Self-Assessment

Our Board believes in a constructive self-evaluation process as a governance best practice to improve Board performance and ensure it is functioning effectively. As required by our Corporate Governance Principles, the NCG Committee oversees an annual self-evaluation of the Board and its Committees.  Each director completes a written questionnaire to gather suggestions for improvement and feedback on a range of issues related to Board and Committee effectiveness.  Board counsel reviews the questionnaire responses and additionally conducts individual interviews with each Board Member.  The feedback is aggregated and summarized by Board counsel, who shares the feedback with the Board and its Committees during their regularly-scheduled meetings.  Changes to Board practices, procedures and agendas are considered and implemented in response to the feedback as appropriate.

The Board also conducts an annual review of its Corporate Governance Principles and Committee charters and recommends revisions accordingly.

Risk Oversight

The Board plays an active role in risk oversight to ensure that Company Management is taking appropriate actions to identify, evaluate, manage, and mitigate significant risks.  The Board reviews risks associated with the Company’s strategic plan and enterprise level risks annually at a strategic planning session.  Periodically throughout the year, the Board actively monitors risks associated with the Company’s strategic plan through formal business updates it receives from Management.

The Board administers its risk oversight responsibilities by delegating certain business and governance activities to the appropriate Committee for more detailed consideration and evaluation.  In performing this oversight function, each Committee has full access to

Company Management as well as the ability to engage advisors or other experts it deems necessary in the performance of its duties.  At each Board meeting, the Chair of each Committee reports to the Board on the Committee’s oversight activities.

The Company’s Management is responsible for identifying, evaluating, managing, and mitigating the Company’s risk exposures.  The Company manages these enterprise risks through a variety of policies, programs, committees, and internal controls designed to protect the Company’s assets, operations, and reputation, while ensuring compliance with applicable laws and regulations.

2020 PROXY STATEMENT  › 22

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

The below chart summarizes the Board’s risk-governance framework:

Board of Directors
Oversees the management of risks inherent in the operation of the Company’s businesses and the implementation of its strategic plan.
Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Management	Internal Audit

Oversees significant risks relating to accounting, foreign exchange, commodity exposures, contingent liabilities, reporting matters, regulatory requirements, compliance with laws and regulations, and the Company’s Code of Business Conduct.  Oversees the evaluation of internal control effectiveness and meets regularly with representatives of the Company’s independent auditors.

Reviews all compensation policies and procedures, including the incentives that such policies create and factors that may reduce the likelihood of excessive risk taking, to determine whether such policies present a significant risk to the Company.

Oversees the Company’s governance matters including the development and maintenance of the Company’s Corporate Governance Principles and related policies to assist in achieving the Company’s strategic plan.

Oversees the implementation, execution, and evaluation of policies, procedures, programs, and internal controls designed to identify and mitigate significant risks in order to provide reasonable assurance in the protection of Company assets and achievement of its strategic plans.

Assists and advises the Company’s Management in identifying, evaluating, improving, and monitoring risk management techniques and methodologies as part of the Company’s enterprise risk management and internal control framework.  The Company’s Director, Internal Audit reports functionally directly to the Audit Committee.

2020 PROXY STATEMENT › 23

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Director Compensation

Payments to Directors in 2019
Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)	All Other Compensation (4)	Total
Bruce Brown	$73,000	$115,000	$1,189	$189,189
Kathleen A. Dahlberg	80,500	115,000	1,189	196,689
Nicholas DeBenedictis	80,500	115,000	1,189	196,689
Kevin M. Fogarty (5)	90,000	115,000	1,189	206,189
J. Robert Hall	84,500	115,000	1,189	200,689
Ronald J. Naples	91,500	115,000	1,189	207,689
Lee C. Stewart	86,500	115,000	1,189	202,689
Richard C. Ill (6)	—	—	1,189	1,189
Marie T. Gallagher (7)	—	—	—	—

(1) Only non-employee directors receive compensation for service on the Board. Mr. Parrini does not receive compensation for his services as a director.

(2) The amounts include annual retainer fees, meeting fees and chair fees paid in cash.

(3) In accordance with ASC Topic 718 the amount shown for all directors is based on the fair market value of $15.64 per share for RSUs granted on May 9, 2019, which vest one year after the grant date.

(4) Represents dividend equivalents paid in cash. The Company paid dividend equivalents in cash on outstanding director RSUs granted through 2016.

(5) Mr. Fogarty’s compensation includes a Lead Director fee paid in cash.

(6) Mr. Ill's term as Director ended on May 9, 2019.

(7) Ms. Gallagher was appointed in February 2020 and did not receive any compensation in 2019.

Non-employee directors receive compensation for their service that is designed to compensate them fairly for the time, effort and accountability required of a Board member and align their interests with our stockholders.  In making its recommendation to the Board on independent director compensation, the Compensation Committee considers the results of an analysis of director compensation provided by Meridian Compensation Partners LLC, the Committee’s independent compensation consultant. Meridian conducted a competitive assessment that included a review of annual cash retainers, annual equity grants, meeting fees and Committee fees compared to the Company’s compensation peer group (see page 35 regarding the Compensation Peer Group).  The results of the assessment determined that non-executive director total compensation approximates the median of the peer group, and that the Company’s pay policies are aligned with market.

Cash Compensation

In 2019 each non-employee director received the following cash fees for service:

•	Annual cash retainer fee: $70,000
•	Additional fees for those serving in role:
o	Audit Committee chair: $20,000
o	Compensation Committee chair: $15,000
o	NCG Committee chair: $10,000
o	Lead Director: $20,000

In addition to the annual retainer, non-employee directors were paid in cash $1,500 for each standing Committee and Pension Subcommittee meeting they attended in excess of eight meetings per year (May 1 – April 30). All accrued, but unpaid, director cash compensation payments are made twice annually, in May and November.

Equity Compensation

In 2019, each non-employee director received an annual RSU award valued at $115,000 on the grant date. Such awards fully vest, all restrictions lapse, and the shares are paid out on the first anniversary of the grant date.  During the one-year vesting period, quarterly dividends accrue in the form of additional RSUs (but are not paid until the awards vest). RSUs granted to directors will immediately vest upon a change in control. In the event of the death or disability of the director, all unvested RSUs will become immediately vested, and the restrictions will lapse.

Deferred Compensation

Pursuant to the Company’s Deferred Compensation Plan for Directors, every year each director may elect to defer 50%, 75% or 100% of his or her annual retainer for serving on the Board, but any fees paid to a director for attending meetings of any Committee or for serving as a Chair may not be deferred. No deferral elections were made in 2019.

Other Benefits and Coverage

Each non-employee director is covered by the Company’s director and officer liability insurance policy, has entered into an indemnification agreement with the Company, and is covered under the Company’s travel accident insurance policy.

Share Ownership Guidelines

The Company has established share ownership guidelines for non-employee directors to enhance their alignment with shareholders’ interests. The share ownership guidelines preclude the sale of shares by a director until he or she holds shares with a value equal to 5 times the annual Board retainer of $70,000. Directly held shares and unvested RSUs count toward attainment of the guideline.

2020 PROXY STATEMENT › 24

SUSTAINBILITY

Sustainability – Our Approach to ESG

 Overview

Our commitment to sustainability and being a responsible corporate citizen has been longstanding since our founding in 1864. It is reflected in our Core Values of Integrity, Financial Discipline, Mutual Respect, Customer Focus, Environmental Responsibility, and Social Responsibility. We operate our business in line with those values, and we contribute to the health, well-being and everyday living of millions of people around the world. Our existing products contain mostly plant-based fibers and are engineered for performance.

As a result of the strategic transformation that we have undertaken over the last few years, “the new Glatfelter” consists of two global operating segments – Composite Fibers and Airlaid Materials – serving high-value, niche nonwovens growth markets. To accelerate that transformation, we have implemented a functional operating model that enables us to work across the enterprise to address areas such as supply chain effectiveness, product innovation and sustainability. We believe these initiatives are important in our transformation to a less capital-intensive business that consistently meets and exceeds our shareholders’ expectations.

In 2019 and continuing into 2020, Glatfelter is implementing several measures to formalize our sustainability program under the ESG (Environmental, Social, Governance) pillars. These recent activities include:

•

Forming a cross-functional ESG steering committee (co-led by the Legal and Investor Relations functions), whose primary role includes setting the sustainability/ESG strategy and providing implementation support to Glatfelter’s businesses and facilities.

•

Publishing on our website a formal Sustainability Policy, which complements our existing Global Health and Safety Policy, Environmental Policy, Quality Statement, The Glatfelter Code of Business Conduct, and other Corporate Governance documents, all of which are posted on our website.

•

Our ESG / Sustainability Priorities

Environmental

Environmental Management

Innovation and Environmentally Responsible Products

Social

Occupational Health and Safety

Product Safety and Quality

Community and Employee Engagement

Governance and Ethics

Corporate Governance

Ethics and Integrity

Conducting a materiality assessment process to identify our ESG priorities. Our process included peer and industry research, internal stakeholder interviews, ESG steering committee workshop, reference to ESG ratings and sustainability standards (most notably the Global Reporting Initiative, Sustainability Accounting Standards and U.N. Sustainable Development Goals), and application of best practices. We evaluated topics based on their potential impact on Glatfelter, the Company’s ability to impact them and our stakeholders’ interest in the topics. We settled on seven priorities, which are organized along the E, S and G pillars.

2020 PROXY STATEMENT  › 25

SUSTAINBILITY

Environmental Initiative

Glatfelter’s Environmental Policy reflects our commitment to comply with applicable environmental laws and regulations, practice pollution prevention, and improve our environmental performance. Instituted in 1997 as part of the ISO 14001 certification process, our Environmental Policy is the foundation for our Environmental Management Systems (EMS) and reflects one of our Core Values – Environmental Responsibility.

Glatfelter is committed to operating as a responsible steward of the environment and delivering engineered products that perform well, use natural materials responsibly, and contribute to waste reduction in both the manufacturing process and following their end use. Our environmental pillar is focused in two areas that impact our business and where we can make a difference for our stakeholders: (1) Environmental Management; and (2) Innovation and Environmentally Responsible Products.

Environmental Management

Glatfelter’s environmental management system is focused on maintaining compliance with all environmental laws and regulations in the regions where we operate, as well as developing programs and continuous improvement initiatives that address areas such as natural resource management, energy usage, greenhouse gas emissions and waste.

Natural resource management: Glatfelter has achieved Forest Stewardship Council certification at all our manufacturing facilities – maintaining a strong chain of custody to ensure that 100% of the wood fibers we use come from well-managed, sustainable forests. In addition, as the world’s top purchaser of abaca fiber, Glatfelter adheres to Rainforest Alliance and Sustainable Agriculture Network standards to ensure responsible harvesting and ongoing replanting of this “super fiber” in the Philippines.

Our Composite Fibers business in Europe uses water to produce its products, which is reused and recycled within the manufacturing process, and for equipment cleaning. Each manufacturing facility has a dedicated waste water treatment plant to remove solids and biodegradable materials to ensure that the final effluent discharged back into the water system meets or exceeds permit requirements. We also seek to identify manufacturing efficiency measures that reduce the amount of water required. Our Airlaid Materials products are manufactured with a dry forming process. Overall, our operations used 69.5 m3 of water per tonne of production in 2019.

Energy usage: One of the byproducts of transforming our business into a leading global supplier of engineered materials is that we have become a less-energy-intensive, lower-emissions company. Nonetheless, energy still accounts for up to 10% of our cost of goods sold, and we seek to drive efficiencies through equipment upgrades and process improvements, where feasible. Five of our European sites have formal energy management systems (ISO 50001) to drive energy efficiency. Our U.K. sites have improvement targets to reduce energy usage per ton as part of formal industry agreements with the government to achieve long-term energy efficiency improvements. At our facility in Gernsbach, Germany, two water turbines generate electric power that is sold to the adjacent electric grid. We are currently working with the nearby city of Gaggenau to add two additional water turbines that will increase the capacity to generate sustainable energy. In

2019, our operations consumed 1.524 megawatt hours of electricity per tonne of production. A total of 65,800 megawatt hours of electricity was produced by cogeneration at several of our Composite Fibers facilities, which also provides steam for use in our manufacturing facilities.

Greenhouse gas emissions: We are working to lower our greenhouse gas emissions by reducing our carbon dioxide emissions and increasing our energy savings through recycling and other responsible practices. In addition to using the cogeneration process and complying with ISO 50001, other efforts include participating in climate change agreements to drive improvements in efficiency and investing in more efficient equipment and processes such as variable speed drives on motors and better control processes. Our greenhouse gas emissions in 2019 were 0.623 tonnes per metric tonne of production, which represents approximately a 1% decrease over the previous year.

Waste: Consistent with our application of Lean Manufacturing and Six Sigma principles, we view waste as an opportunity to improve efficiency or to find a new use for byproducts. We have had success in both our Composite Fibers and Airlaid Materials segments. For example, a significant volume of off-spec material in Composite Fibers is used for lower-grade applications. In Airlaid Materials, we achieved zero waste to landfill for two consecutive quarters by finding buyers who valued our byproducts’ high-absorbency performance.

1.)

2020 PROXY STATEMENT  › 26

SUSTAINBILITY

Innovation and Environmentally Responsible Products

We believe our commitment to innovation and environmentally responsible products gives us a competitive advantage in an increasingly environment-aware marketplace. Our solutions can help customers achieve their sustainability goals and demonstrate their environmental commitments to their customers.

To capitalize on these opportunities, we are focused in two primary areas: (1) Helping our customers and markets appreciate the full sustainability benefits of our existing products, which are mostly plant-based; and (2) Developing new products with enhanced sustainability profiles, by replacing oil-based plastic ingredients with plant-based materials that provide improved biodegradability and compostability

Environmentally responsible products: Natural materials are the most significant raw material input in our products. In fact, 60% to 80% of our product content is natural cellulose fiber, which compares very favorably to products that have more synthetic content. In our products, the remaining materials consist of a combination of binders, coatings and adhesives – some of which are derived from oil and/or are plastic-based. Environmental considerations are an ongoing part of product line discussions internally and with customers and suppliers. For example, we are pursuing alternatives to traditional petroleum-based plastics, including the use of polylactic acid (PLA), a plastic substitute made from fermented plant starch (usually corn).

Innovation: Sustainability considerations have consistently been part of every new product development program at Glatfelter. Our R&D scientists and product developers are actively and systematically evaluating ideas for products and applications that have a lesser environmental footprint. This includes ways to further reduce the use of plastics in our finished goods, including increasing bio-based content in wipes, table top and feminine hygiene products, and studying alternative materials for food and beverage filter media applications. Given that many of our products already have a relatively high percentage of natural content, we believe we have an advantage in developing next-generation solutions that are environmentally sustainable to further differentiate Glatfelter in the market.

Social Initiative

Social Responsibility is a Glatfelter Core Value, and we have a consistent record of following through on our commitments and supporting communities where we work and live. In formalizing our ESG program, we have identified three priority areas: (1) Occupational Health and Safety; (2) Product Safety and Quality; and (3) Community and Employee Engagement.

Occupational Health and Safety

Safety first: Glatfelter facilities are striving to be “injury-free every day” through implementation of our Global Health & Safety Policy (published in English, French and German), a focus on regulatory compliance, site-specific safety plans and safety resources/training, and an ongoing risk assessment and safety auditing program. Seven of our eleven manufacturing facilities are third-party certified under the Occupational Health and Safety Assessment Series (OHSAS 18001) standards.

Safety performance: We track multiple critical safety metrics, including total case incident rate (TCIR). Since the October 2018 disposition of our Specialty Papers assets, Glatfelter’s TCIR has consistently ranked in the top quartile of safety performance in our industry. Glatfelter’s TCIR for 2019 was 0.74 which is approximately 15% lower than in 2018 and a 22% improvement over 2017. TCIR represents the average number of work-related injuries incurred by 100 full-time employees working 200,000 hours per year (40 hours/week for 50 weeks). With every injury-free day that passes, we get closer to earning world-class safety performance.

Product Safety and Quality

Compliance: We are committed to ensuring a consistent, high level of product safety and quality compliance, which is critical given our leading market position in several food-grade and personal hygiene products. Our regulatory obligations in this area include complying with requirements and guidelines from the U.S. Food and Drug Administration, U.S. Federal Trade Commission, European Union, and ISO 9001 quality standards. We conduct extensive product testing during both the development and commercialization stages, and have an ongoing program to make sure that, first and foremost, our products continue to meet and exceed product safety requirements and quality specifications.

2020 PROXY STATEMENT  › 27

SUSTAINBILITY

Supply chain: We seek to partner with stable, trusted, high-quality suppliers and contractors who uphold our standards of safety and quality, and we encourage them to expect the same of their suppliers and contractors. Our questionnaire for qualifying suppliers looks at a wide variety of factors, including their commitment to product performance, safety and quality. We conduct in-person audits of key suppliers’ production and warehousing facilities.

Community and Employee Engagement

Community: Glatfelter has a long history of engaging with and supporting our local communities through philanthropy, volunteer work and other charitable initiatives. We believe our efforts help to improve the quality of life for the communities in which we live and work, and we value the relationships we have built with government officials, community leaders, business partners, and nonprofit and volunteer organizations. In early 2020, we announced plans to relocate our corporate headquarters from York, Pennsylvania, to Charlotte, North Carolina. In making this move, we are committed to a thoughtful and planned transition in York and we intend to be an active and engaged corporate citizen in the Charlotte metropolitan business community.

Employees: Glatfelter PEOPLE are a critical component of our success and ability to drive growth and innovation. Even as our organization has undertaken substantial change in recent years, our culture and our Core Values have remained strong. We are working to implement and integrate enterprise-level systems for talent attraction, career development, and training. We are a global company that embraces different cultures and backgrounds. Our PEOPLE, including our management team, are diverse – as we rely on in-country hiring for both salaried and production positions to make sure we are aligned with local laws and culture.

Governance and Ethics Initiative

The pursuit of our vision to be the leading global supplier of engineered materials is supported by strong corporate governance standards, The Glatfelter Code of Business Conduct and a variety of policies and principles. Our priorities are: (1) Corporate Governance; and (2) Ethics and Integrity.

Corporate Governance Our Board members have a diversity of experience that spans a broad range of industries in the public, private and not-for-profit sectors. In February 2020, we added Marie T. Gallagher, a senior executive with PepsiCo, as a director, which provided our Board with 22% gender diversity. As discussed elsewhere in this proxy statement, six of our nine director nominees have environmental/sustainability skills and experience, and all Board members have skills and experience in corporate governance, compliance and risk management. Eight of our nine directors standing for election meet the criteria to be considered “independent,” as defined by our stock exchange.

Ethics and Integrity Our expectation is that our personal and business ethics shall be above reproach. We believe our accomplishments, as well as our prospects, are based not just on what we have done, but how we have done it. The decisions we make and why we make them are key to our continued success, as stated in The Glatfelter Code of Business Conduct. Our Code defines the expectations and behaviors necessary for living up to our Core Values of Integrity, Financial Discipline, Mutual Respect, Customer Focus, Environmental Responsibility, and Social Responsibility. Every quarter, we provide compliance and ethics training for salaried employees. We expect, and regularly achieve, 100% participation in the training by the completion deadline, and following the training, we require our employees to pass a test with a score of 80% or better.

2020 PROXY STATEMENT  › 28

Executive Compensation

Compensation Discussion and Analysis

INTRODUCTION

This Compensation Discussion and Analysis (“CD&A”) describes the Company’s executive compensation philosophy and programs, the 2019 compensation decisions made by the Compensation Committee and the factors influencing its decisions.  The CD&A focuses on the compensation of the following 2019 named executive officers (“NEOs”):

•	Dante C. Parrini, Chairman of the Board and Chief Executive Officer (“CEO”)
•	Samuel L. Hillard, Senior Vice President (“SVP”), and Chief Financial Officer (“CFO”)
•	Christopher W. Astley, Senior Vice President (“SVP”), and Chief Commercial Officer
•	David C. Elder, Vice President (“VP”), Finance and Chief Accounting Officer
•	Joseph J. Zakutney, Vice President (“VP”), Global Business Services and Chief Information Officer
•	John P. Jacunski, former Executive Vice President (“EVP”) and Chief Financial Officer (“CFO”)
•	Martin Rapp, former Senior Vice President (“SVP”) and Business Unit President, Composite Fibers Business Unit (“CFBU”)

On February 28, 2019, the Board appointed Mr. Hillard to the position of SVP, Chief Financial Officer, effective March 1, 2019.  Mr. Hillard succeeded Mr. Jacunski, who left the Company effective March 31, 2019.  In addition, Mr. Rapp left the Company effective September 30, 2019.

SAY-ON-PAY VOTE

An advisory shareholder vote on the Company’s executive compensation practices (“Say-on-Pay”) was held at the 2019 Annual Meeting of Shareholders, with 98.3% of the shares voting in favor of the Company’s NEO compensation. The Compensation Committee built upon the actions taken in 2018 following extensive shareholder outreach, by continuing to evaluate the Company’s executive compensation program to ensure alignment with shareholder expectations. In 2019, the Compensation Committee engaged in a detailed assessment of the Company’s U.S. pension benefits which resulted in the termination of the U.S. qualified pension program and the freezing of pension benefits under the non-qualified pension program, for which further details are provided throughout the CD&A.

EXECUTIVE SUMMARY

2019 Year in Review

2019 was a remarkable and productive year for the Company as discussed in the Business Highlights section on page 4. We have taken a number of meaningful steps over recent years to evolve Glatfelter from a company with significant exposure to paper markets in secular decline to a leading global supplier of engineered materials.  Following the sale of the Specialty Papers business in 2018, we successfully implemented our new functional operating model that is built for greater speed and efficiency and aligned our senior leadership structure to focus on driving growth and sustainable profitability.  The new structure integrates the Company’s global supply chain with the goal of further enhancing our operational

2020 PROXY STATEMENT  › 29

EXECUTIVE COMPENSATION

excellence; provides enhanced customer service for our Airlaid Materials and Composite Fibers segments; and targets an expanded pipeline of innovative products.

The Board and Compensation Committee leveraged the business transformation and shift to the functional operating model to further align the Company’s compensation programs with market-competitive offerings to ensure the programs remain relevant and cost competitive based on the Company’s current scale as we continue to execute the transformation.  The Committee’s assessment primarily focused on the long-standing legacy pension programs which resulted in several meaningful actions:

•
•

We successfully terminated the long-standing U.S. qualified pension plan and settled our qualified pension liabilities for all plan participants, creating a pathway to revert approximately $32 million of unrestricted surplus cash to the Company. These changes eliminate the risks associated with pension obligations, namely interest and investment risk, cash flow volatility and plan affordability.

•

We froze future benefits under the U.S. non-qualified pension plan, replacing the pension program with an enhanced 401(k) benefit and non-qualified defined contribution program with benefit levels that are aligned to current market practices.

•	In addition to the changes to the pension benefits, we also maintained several key provisions in the Company’s incentive structures based on shareholder feedback:

Aligned the 2019 financial performance targets for the short- and long-term incentive programs to the Company’s annual budget and long-term strategic plan, respectively, that require year-over-year improvement in performance to achieve meaningful payouts.

Maintained the use of a cumulative three-year relative Total Shareholder Return (“TSR”) modifier for earning performance shares under the long term incentive program to emphasize the long-term nature of the program and reward for outperformance versus peers.

•

The Board and Compensation Committee also utilized one-time three-year retention equity grants to certain members of the senior leadership team in connection with their promotions or critical retentions for driving the Company’s strategic transformation during this period of transition.

2019 Compensation Overview

The elements of our executive compensation programs for 2019 included base salary, short- and long-term incentives, and other benefits, as summarized in the following table:

Primary Elements of Compensation
Element	Form	Relation to Performance
Base Salary	Fixed Cash	Reflects each executive’s performance, responsibilities, skills and value to the Company
Short-Term Incentive (“STI”)	Annual Cash Bonus (Management Incentive Plan)	Variable pay motivates and rewards executives for achieving annual financial results
Long-Term Incentives (“LTI”)	Performance Share Awards (“PSAs”)

Variable pay motivates and rewards executives for achieving cumulative business and financial results derived from the Company’s strategic plan; directly aligns Management’s interests with shareholders’ interests

	Restricted Stock Units (“RSUs”)	Promotes retention of key executives that is aligned with Company stock price and supports execution of the Company’s strategic plan
Other Benefits	401(k) plan, health and welfare benefits, severance arrangements and minimal perquisites; qualified Retirement Plan was terminated in 2019, non-qualified pension program was frozen in 2019.	Market-competitive offerings to attract and retain high caliber executive talent

2020 PROXY STATEMENT  › 30

EXECUTIVE COMPENSATION

2019 CEO Compensation Highlights

Mr. Parrini’s base salary and his target short-term incentive plan payout were not increased for 2019.   Mr. Parrini’s short-term incentive plan payout for 2019 was earned at 104.9% of target payout based on the Company’s over-attainment of the combined Operating Net Income and Free Cash Flow performance goals.

Mr. Parrini received a FY 2019 long-term incentive grant comprised of 60% performance share awards and 40% restricted stock awards.  The performance share awards will vest based on performance goals tied to Return on Capital Employed, EBITDA and a relative three-year TSR.

Mr. Parrini turned age 55 in September 2019 and became eligible to receive his early retirement accrued pension benefits under the Company’s long-standing U.S. qualified pension plan in the event he elected to retire from employment.  Given the Company’s momentum with the business transformation and the retirement program no longer providing a significant retention incentive, the Board granted Mr. Parrini a one-time three-year retention grant requiring his continued employment that was comprised of time-based restricted stock units valued at $2 million on the date of the grant.  The Board believes Mr. Parrini’s continued leadership is critical to the ongoing success of the Company and our shareholders as we further progress the transformation with a focus on creating long-term sustainable value by reshaping our business portfolio, driving operational excellence, aggressively managing costs, enhancing growth and innovation, and solidifying the new functional operating model including developing several newly-appointed leaders in key roles.

2019 NEO Compensation Overview and Highlights

Several senior leadership changes occurred in 2019 as part of our migration to the functional operating model. The roles of Chief Financial Officer and Vice President, Corporate Development and Strategy were combined into one role and Mr. Samuel Hillard was promoted to the role of Senior Vice President, Chief Financial Officer, effective March 1, 2019.  Mr. Chris Astley was promoted into the role of Senior Vice President, Chief Commercial Officer, effective August 1, 2019 and his expanded role includes oversight of global sales, marketing and innovation. Mr. John Jacunski, formerly the Chief Financial Officer, left the Company effective March 31, 2019.   Mr. Martin Rapp, formerly the Senior Vice President and Business Unit President, Composite Fibers, left the Company effective September 30, 2019 and this role was not replaced.

The NEOs received the following compensation, with short- and long-term incentives linked to Company performance:

•

Base salaries: There were no annual base salary increases for 2019 with the exception of Messrs. Hillard and Astley who were each provided a salary increase to recognize their promotions and expanded responsibilities.

•

Short-term incentive (“STI”) awards payable under the Management Incentive Plan (“MIP”): The NEOs’ annual incentives under the MIP were contingent on the achievement of Operating Net Income (“ONI”) and Free Cash Flow to encourage the executives to focus on earnings and cash flow generation at the corporate level.  The STI award for business unit leaders (Mr.  Astley given his role as Senior Vice President and Airlaid Materials Business Unit President, prior to assuming the role of Senior Vice President, Chief Commercial Officer) was also based on the operating profit aligned to the performance of the applicable business unit.

Individual STI target bonus opportunities were unchanged for 2019, except that Mr. Hillard received a 10-percentage point target increase to align with his new responsibilities as CFO. Messrs. Jacunski and Rapp received a payment in lieu of 2019 bonus based on the terms of their separation agreements.

o	Financial performance and payout results:

The combined result for Corporate ONI and Free Cash Flow yielded a payout of 104.9% based on the company’s over-attainment of the combined ONI and Free Cash Flow performance in relationship to the targets established by the Committee at the start of 2019.

Results for business unit operating profits (AMBU & CFBU) fell below their respective targets. As a result, the NEO who was measured on a combination of Corporate and business unit results (Mr. Astley), received an STI payout below target (87.8%).

2020 PROXY STATEMENT › 31

EXECUTIVE COMPENSATION

•

Long-term incentives (“LTI”): The Company provided all NEOs with market-competitive equity awards tied to long-term performance measures derived from the Company’s strategic plan. A key design feature of the award includes a three-year relative cumulative TSR modifier that applies at the end of the performance period. The long-term incentive program (“LTIP”) is primarily performance-based.  Under the annual LTIP grants, 60% of a NEO’s equity value (at target) is awarded in PSAs tied directly to the achievement of Return on Capital Employed (“ROCE”) and EBITDA goals.  The remaining value (40%) is in time-vested RSUs.

o

PSAs have a three-year vesting period and provide an opportunity to receive shares of Company common stock contingent upon the achievement of two-year performance goals tied to ROCE and cumulative EBITDA and excluding unusual items.  A three-year relative cumulative TSR modifier relative to the S&P Small Cap 600 Index applied at the end of the performance period.

o	RSUs cliff vest at the end of a three-year vesting period based on continued service and are designed to promote retention and provide motivation to increase share value.

o

The PSAs granted in 2017, which vested at the end of the three-year period on December 31, 2019, resulted in a 50.5% payout as a percent of target based on average ROCE and cumulative EBITDA performance for the performance period which ended on December 31, 2018.  The 2017 PSAs are not subject to a TSR modifier.

o

For the PSAs granted in 2018, which are earned based on average ROCE and cumulative EBITDA performance for the two-year performance period ending December 31, 2019, a payout estimate of 31.0% of target was achieved based on such performance.  A three-year TSR modifier applies to this grant based on TSR through December 31, 2020 and the PSAs require service through December 31, 2020 for vesting.

o

In addition to the annual LTIP grant, certain NEOs were granted RSUs in 2019 in connection with their roles in driving the Company’s strategic transformation: Mr. Parrini received a one-time retention grant of 110,132 RSUs on November 13, 2019; Mr. Astley received a one-time grant of 27,185 RSUs on August 1, 2019; Mr. Elder received a one-time grant of 13,011 RSUs on February 28, 2019 and Mr. Zakutney received a one-time grant of 7,097 RSUs on February 21, 2019.  Each grant is subject to three-year cliff vesting schedule.

•	Retirement Programs: The Company made significant changes to its retirement programs in 2019.

o

The long-standing U.S. qualified pension plan (the Retirement plan) was terminated and replaced with a market competitive 401(k) plan. These changes eliminated the risks associated with pension obligations, namely interest rate and investment risk, cash flow volatility, and plan affordability.

o	Additionally, the non-qualified pension benefits were frozen during 2019. In 2020, the Company is implementing a non-qualified defined contribution program that aligns with market.

Additional details regarding the compensation programs are included in the Compensation Programs and Elements of Compensation and followed by the Target Pay Mix sections of the CD&A.

2020 PROXY STATEMENT  › 32

EXECUTIVE COMPENSATION

COMPENSATION PROGRAMS

Compensation Program Objectives

The objectives of the Company’s executive compensation programs are to attract, retain, motivate, and reward those executives crucial to the success of the Company and to create long-term shareholder value.  Our programs are organized around three principles:

Pay for Performance	Pay at Risk	Shareholder Alignment
Rewarding achievement of financial outcomes that increase shareholder value	Providing a mix of compensation with strong emphasis on short- and long-term incentives tied to the Company’s financial performance	Requiring executives to own a meaningful personal stake in the Company

Overview

The Compensation Committee believes compensation should reflect the Company’s financial performance and be competitive based on a person’s responsibilities, individual performance and ability to exemplify the Company’s Core Values of Integrity, Financial Discipline, Mutual Respect, Customer Focus, and Environmental and Social Responsibility.  The Compensation Committee recommends approval of the Company’s compensation philosophy to the Board and oversees the compensation programs for the NEOs and other executive officers of the Company.  All compensation decisions impacting the Chief Executive Officer are approved by the Compensation Committee and require the ratification and approval of the independent members of the Board.

Total compensation for the NEOs and other Company executive officers consists of base salary, short-term and long-term incentives, retirement and other benefits, and minimal perquisites.  The Company’s executive compensation programs generally target total compensation at the size-adjusted 50th percentile of the peer group.  A significant portion of each NEO’s compensation is tied to the Company’s financial performance.  The opportunity to earn incentive compensation, and the level of pay at risk, generally increases commensurate with the NEO’s level of responsibility.

The Compensation Committee reviews the incentive plans annually, as discussed in the Risk Oversight section of this proxy statement, to determine whether they present undue risk to the Company.

Determination of Compensation Levels

The Compensation Committee seeks input from certain NEOs, external advisors and other Company executives when determining compensation decisions.  Specifically:

The Compensation Committee retains an independent compensation consultant (“Consultant”) that regularly meets with the Compensation Committee in executive session to provide advice, information and analysis on executive compensation and benefits.

The Compensation Committee confers with the Consultant, the CEO, the CFO, and the Vice President of Global Human Resources and Administration to design compensation programs and obtain background on the Company’s key financial objectives, metrics and performance, and design of the Company’s short- and long-term incentive compensation programs.

Compensation decisions pertaining to the CEO are ratified by the independent members of the Board, based on recommendations by the Compensation Committee and guidance from the Consultant.
Compensation decisions pertaining to the NEOs, other than the CEO, are made by the Compensation Committee with consideration of recommendations from the CEO and guidance from the Consultant.
The Company’s legal counsel and Human Resources staff provide legal, governance and technical input to the Compensation Committee with oversight by the Consultant.

2020 PROXY STATEMENT  › 33

EXECUTIVE COMPENSATION

The Compensation Committee may invite NEOs to attend portions of its meetings; however, the Compensation Committee meets in executive session alone and with and without the Consultant to reach final decisions regarding NEO compensation.

To assist with reviewing NEO compensation, the Compensation Committee considers market benchmark data, pay history, tally sheets, vested and unvested equity holdings and required share ownership.  The Compensation Committee uses this information, in addition to market compensation data, individual and Company performance, and the Company’s succession planning when making compensation decisions for each NEO.

Consistent with the prior year, the Compensation Committee continued to retain the services of Meridian Compensation Partners, LLC (“Meridian”) as the Consultant during 2019.  The role of the Consultant is to assist with:

•	providing competitive compensation market data;
•	assessing the competitiveness of the executive compensation programs;
•	making recommendations regarding program design based on prevailing market practices and business conditions; and
•	advising the Compensation Committee on:
o	the level of each NEO’s compensation;
o	composition of the compensation peer group;
o	incentive plan performance metrics and design;
o	external trends and regulatory developments;
o	revisions or additions to the Company’s executive compensation policies; and
o	Say-on-Pay guidance and input.

Compensation Peer Group and Benchmarking Process

To determine market levels, the Company targets the size-adjusted 50th percentile of the Company’s peer group companies (“Compensation Peer Group”), and the Compensation Committee reviews target total compensation for similarly situated executives from the Compensation Peer Group where data is available, as well as from multiple nationally-recognized compensation survey sources including:

•	William H. Mercer’s Executive Compensation Database;
•	Willis Towers Watson’s Executive Compensation Database; and
•	Korn Ferry Hay Group’s Executive Compensation Database.

A market analysis is performed annually for the CEO and CFO and biennially for the remaining executives, unless market conditions warrant a market study for additional executive roles for the year.  For 2019 compensation decisions, the market review included the total compensation of the CEO and CFO and all other NEOs.

The Compensation Committee annually reviews the Company’s Compensation Peer Group to establish a relevant and appropriate peer group size.

The Compensation Committee believes the current Compensation Peer Group was appropriate for 2019 as it consists of companies within a reasonable revenue range compared to Company (subject to size-adjusting as described below) in the paper, packaging and forest products industries.  In selecting peer companies, the Compensation Committee targets consistency in the Company’s Compensation Peer Group to ensure it continues to reflect companies within its industry for which the Company competes for talent.

Recognizing that the median annual revenue of the Company’s Compensation Peer Group is greater than the Company’s 2019 annual revenue, the Company targets the size-adjusted revenue at the 50th percentile through regression analysis to determine appropriate market levels in setting competitive pay.  The Compensation Committee believes the methodology of benchmarking pay to regressed peer compensation levels is a widely-accepted and appropriate methodology.

2020 PROXY STATEMENT  › 34

EXECUTIVE COMPENSATION

The following is a list of companies included in the 2019 Compensation Peer Group with size-adjusted revenues:

2019 Compensation Peer Group
Aptar Group, Inc.	Neenah Inc.
Avery Dennison Corp.	Packaging Corp. of America
Bemis Company Inc.	Potlatch Corp.
Clearwater Paper Corp.	Rayonier, Inc.
Domtar Corp.	Resolute Forest Products, Inc.
Graphic Packaging Holding Co.	Schweitzer-Mauduit International, Inc.
Greif, Inc.	Silgan Holdings, Inc.
KapStone Paper & Packaging Corp.	Sonoco Products Co.

Although the revenue size of the Company has been reduced significantly following the sale of the Specialty Papers business unit in 2018, the Compensation Committee kept the Compensation Peer Group unchanged. The peer group companies remain those with whom the Company competes with for business and for talent, and the Compensation Committee believes the statistical analyses used to size-adjust the data compensates for the size variances that exist among the group.  The Compensation Committee intends to continue to monitor the Compensation Peer Group and analyze a sub-set of the group (which eliminates those companies with revenues over $5 billion) to ensure that these companies do not skew the overall results of the existing group.

2020 PROXY STATEMENT  › 35

EXECUTIVE COMPENSATION

TARGET PAY MIX

Annually, the Compensation Committee reviews the mix of base salary, STI and LTI, which comprises total target direct compensation, for each NEO to ensure an appropriate level of the executives’ recurring target compensation is tied to Company performance.  The Compensation Committee believes this approach is appropriate to provide year-over-year consistency in analyzing the pay mix when compared to the peer group.

The targeted pay mix of compensation varies for each NEO with an average of 58% of target pay considered at risk.  This average does not include one-time equity grants, pension or other benefits.  Mr. Parrini has the greatest level of STI and LTI opportunity, with 74% of his total target direct compensation considered at risk.  The Compensation Committee believes this level is appropriate for Mr. Parrini given his responsibility as CEO to deliver and sustain shareholder value.

CEO Compensation Mix	All Other NEO Average Compensation Mix

Base Salary

The Compensation Committee believes base salary, which contributes to the Company’s compensation objectives of attracting and retaining talented executives, is an important element of compensation.  The base salaries of the NEOs are approved annually by the Compensation Committee and, in the case of the CEO, by the independent members of the Board.  The Compensation Committee considers several factors, without any assigned relative weightings, when determining base salary increases for NEOs:

•	salary recommendations from the CEO for the NEOs other than himself;
•	Company and individual NEO performance;
•	the accountability and complexity of the NEO’s role in attaining Company objectives;
•	the external competitiveness of the NEO’s compensation;
•	Company executive succession planning; and
•	internal equity and retention considerations.

There were no annual base salary increases for 2019 with the exception of Messrs. Hillard and Astley whose roles expanded as part of the functional operating model and leadership changes.  Messrs. Hillard and Astley were each provided a salary increase to recognize their promotions and expanded responsibilities, consistent with the Compensation Committee’s benchmarking.

NEO Base Salaries (Annualized)
NEO	Prior Base Salary (as of February 1, 2018)	New Base Salary (as of February 1, 2019)	% change
Parrini	$ 998,212	$ 998,212	0.0%
Hillard (1)	327,600	375,000	14.5%
Astley (1)	393,815	426,000	8.2%
Elder	311,451	311,451	0.0%
Zakutney	321,300	321,300	0.0%
Jacunski	550,185	550,185	0.0%
Rapp (2)	363,820	363,820	0.0%

(1) Salary increase provided to recognize role change and/or promotion

(2) Mr. Rapp’s salary was paid in Euros; average 2019 exchange rate was 1.1196$/Euro.

2020 PROXY STATEMENT › 36

EXECUTIVE COMPENSATION

Short-Term Incentives: The Management Incentive Plan

The Company provides an annual STI bonus opportunity to the NEOs under the Company’s MIP.  The Compensation Committee approves a target bonus for each NEO expressed as a percentage of the NEO’s base salary.  The Compensation Committee establishes target bonuses for the NEOs at the 50th percentile of the Company’ Compensation Peer Group.  There were no changes to NEO target bonuses for 2019 except for Mr. Hillard, whose target was increased by 10 percentage points to recognize his promotion to CFO and align to market-competitive levels.

2019 NEO target bonus opportunities were as follows:

NEO MIP Target Bonus
NEO	2019 Target Bonus (as a percentage of 2019 Base Salary)
Parrini	100%
Hillard	60%
Astley	55%
Elder	45%
Zakutney	45%
Jacunski	65%
Rapp	55%

In February each year, the Compensation Committee, in consultation with the Audit Committee Chair, determines the degree to which the pre-established MIP performance metrics have been met.  The Compensation Committee then decides whether to award bonuses to the NEOs, and at what level.  The amount ultimately earned by the NEOs depends on the achievement of performance metrics.  The Compensation Committee may in its discretion adjust downward any bonus of a NEO or other executive based on their judgment of management’s achievement of the financial outcomes.  The use of downward discretion was last used in determining payouts of the 2017 MIP.  Any downward adjustment to the CEO’s bonus requires ratification and approval by the independent members of the Board.

For 2019, the Compensation Committee adopted a MIP design generally consistent with the design used in 2018 with a floor of 80% achievement of target performance which pays 50% of the target award and a ceiling of 140% achievement, which pays 200% of target. Performance below threshold levels results in a zero payout.  The 2019 MIP incorporated the following metrics for our NEOs:

•

ONI – (weighted 80% for corporate positions and 24% for business unit positions).  ONI is defined as net income determined in accordance with accounting principles generally accepted in the United States (“US GAAP”), adjusted to exclude after-tax pension expense, the cost of strategic initiatives, and certain other items as specified by the Compensation Committee.

•

Free Cash Flow – (weighted 20% for corporate positions and 6% for business unit positions).  Free Cash Flow is defined as cash flows from operations determined in accordance with US GAAP less capital expenditures (adjusted to exclude spending related to strategic initiatives), and certain other adjustments as specified by the Compensation Committee.

•

Business Unit Operating Profit – (weighted 70% for business unit positions only). Operating profit is determined in accordance with US GAAP and excludes pension expense and certain non-recurring items as determined by the Compensation Committee.

These metrics are intended to focus NEOs and other key executives on generating earnings and effectively managing cash flow.

In 2019, the performance metrics were weighted as follows for the NEOs:

Corporate Positions	Business Unit Positions

2020 PROXY STATEMENT › 37

EXECUTIVE COMPENSATION

The targeted performance levels of ONI, Free Cash Flow, and business unit operating profit were derived from the Company’s 2019 budgeted levels as approved by the Board.  Developing the budget involves a variety of factors and assumptions including the Company’s strategic planning process and an assessment of the future business environment.  The Compensation Committee incorporates a requirement that the Company achieve minimum performance (“Threshold”) for each metric separately before any bonus may be earned on the respective portions of the overall award.

The Compensation Committee set rigorous MIP goals for 2019 with targets above the prior year actual results to emphasize the importance of year-over-year growth.  In setting performance goals for 2019, the Compensation Committee considered, among other factors, expectations of projected growth in certain markets with a focus on engineered materials and the overall future business environment.

The following table outlines the approved threshold, target and maximum payment opportunities and financial goals for the NEOs under the 2019 MIP, as well as the weighted payout results based on the performance metric weights.

NEO MIP Performance Metrics and Payout Levels
	Plan Goals				2019 Results
	Below Threshold (0% Payout)	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual	Achievement Factor	Weighted MIP Payout %
Achievement against Financial Goals	< 80%	80%	100%	140%
Performance metric (millions)
Operating Net Income (1)	< $27.7	$ 27.7	$ 34.6	$ 48.4	$ 35.5	107%	104.9%
Free Cash Flow (1)	< 43.2	43.2	54.0	75.5	53.4	98%
Airlaid Materials Business Unit Operating Profit (2)	< 35.8	35.8	44.8	62.7	41.3	81%	87.8%
Composite Fibers Business Unit Operating Profit (2)	< 48.3	48.3	60.4	84.6	49.5	55%	69.8%
(1)	Corporate NEO metric weighting: 80% ONI and 20% Free Cash Flow.
(2)	Business unit NEO metric weighting: 24% ONI, 6% Free Cash Flow, 70% Business Unit Operating Profit.

The 2019 MIP payouts earned for our NEOs are shown below: Messrs. Jacunski and Rapp each received a payment in lieu of 2019 bonus as per the terms of their respective separation agreements with the Company, as described under “Executive Compensation Policies and Practices: Executive Severance Guidelines.”

NEO MIP Payments
NEO	2019 Target Bonus (as a percentage of 2019 Base Salary)	Eligible Salary	2019 MIP Target Bonus	2019 MIP Payout Percent	2019 MIP Payout
Parrini	100%	$ 998,212	$998,212	104.9%	$1,047,124
Hillard (1)	50%	54,600	27,300	104.9%	28,638
	60%	312,500	187,500	104.9%	196,688
	Total Hillard	367,100	214,800		225,325
Astley (2)	55%	229,725	126,349	87.8%	110,934
	55%	177,500	97,625	87.8%	85,715
	Total Astley	407,225	223,974		196,649
Elder	45%	311,451	140,153	104.9%	147,020
Zakutney	45%	321,300	144,585	104.9%	151,670
1)	Mr. Hillard's payment is pro-rated based on 2 months as Vice President, Corporate Development and Strategy and 10 months as Senior Vice President, Chief Financial Officer tied to Corporate results.

2)

Mr. Astley's payment is pro-rated based on 7 months as Senior Vice President and Business Unit President, Advanced Airlaid Materials and 5 months as Senior Vice President, Chief Commercial Officer tied to Airlaid Material business unit results.

2020 PROXY STATEMENT  › 38

EXECUTIVE COMPENSATION

Long-Term Incentives:

The Compensation Committee believes long-term compensation provides strong incentives for executives to deliver and sustain long-term financial performance to the Company’s shareholders.  Annually, the Compensation Committee determines the target opportunity of LTI compensation to be granted to executives by targeting the size-adjusted 50th percentile of the market but reserves flexibility to deviate from the target.

The Company’s 2019 LTIP design was unchanged from 2018 and consisted of:

•
•	Performance-based PSAs, which vest over three years with a two-year absolute performance period and a three-year cumulative relative TSR modifier, and
•	Time-based RSUs, which vest over three years based on continued service.

PSAs comprise the majority of the total annual target value at 60% of the annual LTIP award value and the remaining 40% as RSUs.

•

The 2019 annual LTIP design is summarized below:

2019 LTIP
Equity Vehicle (Weight)	Compensation Opportunity	Financial Performance Metrics	Objective
PSAs (60%)

-   Ability to earn shares of Company common stock upon the attainment of pre-established two-year performance goals (January 1, 2019 through December 31, 2020), plus a three-year cumulative TSR modifier; vesting occurs at the end of the three-year period, assuming continued employment.

-   Threshold performance level: 60% achievement results in a 20% of target payout.

-   Maximum performance level: 140% achievement results in a 200% of target payout.

		- Weighted 60% on average ROCE – two-year average. - Weighted 40% on cumulative adjusted EBITDA over two years. - Three-year relative TSR modifier (S&P SmallCap 600 Index).	- Align executives’ and shareholders’ interests to drive stock price appreciation. - Drive long-term earnings growth and effective utilization of capital.
RSUs (40%)	- Ability to earn shares of Company common stock based on continued employment over a three-year period.	- Value increases as the Company stock price increases and is not tied to the three-year relative TSR modifier.	- Promote retention of key executives to support execution of the Company’s strategic plan.

EBITDA is a commonly used measure of the cash earnings that are generated.  ROCE measures how effectively capital is being employed and the return from capital management decisions.  ROCE, in general terms, is calculated as adjusted earnings divided by a capital base.  These metrics are appropriate due to the focus on efficient use of resources and longer-term profitability across the business units.

PSAs have a two-year ROCE/EBITDA performance period and a three-year vesting period, so that a NEO must remain employed for one year after the end of the ROCE/EBITDA performance period to receive the underlying shares.  A three-year relative TSR modifier is measured against the S&P SmallCap 600 Index at the end of the vesting period.  The TSR modifier will apply a positive or negative 25% modifier if the Company’s TSR is in the first or fourth quartile, respectively. An overall

EXECUTIVE COMPENSATION

maximum payment of 200% will be applied regardless of any TSR modifier.

The Compensation Committee believes that a two-year ROCE/EBITDA performance period is appropriate for PSAs at this time, in order to give more accurate visibility to goal setting.  In setting two-year performance measurement periods for PSAs granted in 2019, the

2020 PROXY STATEMENT › 39

EXECUTIVE COMPENSATION

Compensation Committee considered (1) the need to provide line-of-sight to incent executives to achieve capital productivity and earnings goals over the longer-term and (2) the inability to forecast ROCE/EBITDA performance goals beyond the two-year period due to the cyclical nature of our business. The Compensation Committee decided to set two-year ROCE/EBITDA performance goals, with a three- year relative TSR modifier and three years of time-based vesting (assuming achievement of the performance goals), in order to promote sustained performance focus and encourage long-term retention.

Given their relationship to our annual operating plan and business strategy, the pre-established ROCE and EBITDA goals and their specific target levels for the 2019-2020 performance period are confidential and commercially-sensitive information that we do not publicly disclose until after the performance period is completed.  We believe that such information would provide our competitors, customers and other third parties with significant insights regarding our confidential business strategies and could cause us substantial competitive harm.  The RSUs cliff-vest at the end of a three-year period, based on continued service.  The Compensation Committee determined that three-year vesting is appropriate for RSUs because it aligns with the Company’s strategic planning cycle and supports retention.

In addition to the annual LTIP grant, certain NEOs were granted RSUs in 2019 in connection with their roles in driving the Company’s strategic transformation: Mr. Parrini turned age 55 in September 2019 and became eligible to receive his early retirement pension benefits under the Retirement Plan and Supplemental Executive Retirement Plan (SERP) in the event he elected to retire from employment. As a result, these pension plans no longer provide a significant retention incentive. Given the Company’s momentum with its strategic transformation and the importance of Mr. Parrini to the corporate initiatives, the Board determined that it was appropriate to grant Mr. Parrini a one-time three-year LTI retention grant on November 13, 2019 comprised of time-based RSUs valued at $2 million (110,132 RSUs). The Board believes Mr. Parrini’s continued leadership is important to the Company and our shareholders, especially during this period of transition, as the Company continues its transformation and further solidifies the leadership team under the functional operating model. The RSU grant is subject to three-year vesting based on continued service. The Company also granted the following LTIP grants in connection with the strategic transformation: Mr. Astley received a grant of 27,185 RSUs on August 1, 2019 upon his promotion to SVP and Chief Commercial Officer; Mr. Elder received a grant of 13,011 RSUs on February 28, 2019 in recognition of his role in providing continuity during the change of Chief Financial  Officers, and Mr. Zakutney received a grant of 7,097 RSUs on February 21, 2019 related to his oversight of the Company’s strategic transformation including the standardization of the Company’s technology platform and global business processes.  Each grant is subject to three-year vesting based on continued service.

The PSAs and RSUs granted to the NEOs during 2019 were based on the NEOs’ overall responsibilities and individual performance, and information provided by the Consultant based on a market benchmarks for each position.  The following table provides a summary of the RSU and PSA (at target) awards granted in 2019:

2019 LTI Grants (1)
					PSAs
NEO	Total Shares (2)	Time Based RSU's	One-Time Retention Shares	Minimum Shares (0% payout below threshold)	Performance Share Target (100% payout)	Maximum Shares (200% payout at Maximum)
Parrini	228,952	47,528	110,132	—	71,292	142,584
Hillard	21,647	8,659		—	12,988	25,976
Astley	54,510	10,930	27,185	—	16,395	32,790
Elder	28,980	6,388	13,011	—	9,581	19,162
Zakutney	24,485	6,955	7,097	—	10,433	20,866
Jacunski	42,583	17,033		—	25,550	51,100
Rapp	21,629	8,652		—	12,977	25,954
(1)	Additional details regarding the NEOs’ 2019 LTI grants can be found in the Grants of Plan-Based Awards table.
(2)	Total shares reflect the time-based RSUs, one-time retention RSUs, and performance share awards assuming target performance.

2020 PROXY STATEMENT  › 40

EXECUTIVE COMPENSATION

Vesting of Performance Share Grants

The chart below illustrates the overlapping performance cycles for performance share awards. Payouts for the 2018 and 2019 grants may be adjusted based on the three-year relative TSR modifier: +25% for top quartile performance or -25% for fourth quartile performance:

PSA Grant Cycle	Performance Period Duration
Grant Year	2017	2018	2019	2020	2021
2017	2-year ROCE Goal		Additional 12-month vesting tail
2-year EBITDA Goal
2018		2-year ROCE and EBITDA Goals
3-year TSR Modifier
2019			2-year ROCE and EBITDA Goals
3-Year TSR Modifier
Award Payout

PSAs that were granted in 2017 vested on December 31, 2019 following the conclusion of a two-year performance period (ending December 31, 2018) and three-year vesting requirement.  The following table illustrates the pre-determined performance goals, as well as the final results and payout level based on actual performance delivered during the performance period:

2017 Performance Goals
	ROCE – Weighted 60% (three year average)	Cumulative Adjusted EBITDA - Weighted 40% (millions)
Maximum	10.5%	$ 515.1
Target	7.5	367.9
Threshold	4.5	220.7
Actual	5.9	328.6
Percent Achievement	38.8%	67.9%
Payout Percent	50.5%

For more information regarding the 2017 PSAs, see page 34 of our proxy statement filed on March 29, 2018.

The resulting payouts from the 2017-2019 PSA cycle reflecting performance against the goals are shown below.

NEO Performance Shares Earned from 2017 Grant
NEO	Target Performance Shares (1)	Payout (as a % of Target)	Actual Shares Earned (1)
Parrini	44,222	50.5%	22,332
Hillard	8,337	50.5%	4,210
Astley	9,892	50.5%	4,995
Elder	6,358	50.5%	3,210
Zakutney	6,924	50.5%	3,496
Rapp (2)	6,890	50.5%	3,479
(1)
(1)	Actual shares earned include dividends accrued during the performance period.
(2)	Mr. Rapp’s target performance shares are pro-rated through his separation date.

2020 PROXY STATEMENT › 41

EXECUTIVE COMPENSATION

PSAs that were granted in 2018 were based on ROCE and EBITDA performance through December 31, 2019 and are subject to adjustment based on a three-year relative TSR modifier for the period 2018-2020. The following table describes the performance goals for the two-year performance period (2018-2019), and the payout levels based on actual ROCE and EBIDTA performance delivered during the performance period.  The final payout amounts are subject to change based on the three-year relative TSR modifier.

Payouts are also subject to time-based vesting through December 31, 2020. Payout of performance shares may be adjusted based on the three-year relative TSR modifier: +25% for top quartile performance or -25% for fourth quartile performance.

2018 Performance Goals
	ROCE - Weighted 60% (three year average)	Cumulative Adjusted EBITDA - Weighted 40$ (millions)
Maximum	10.8%	$561.3
Target	7.7	400.9
Threshold	4.6	240.5
Actual	5.0	319.3
Percent Achievement	15.1%	15.9%
Payout Percent (subject to three-year relative TSR modifier)	31.0%

For more information regarding the 2018 PSAs, see page 34 of our proxy statement filed on March 29, 2019.

EXECUTIVE COMPENSATION

PERQUISITES

Perquisites at the Company are very limited.  The Compensation Committee believes perquisites should be a minimal part of executive compensation.  Perquisites include a club membership for Mr. Parrini and a car allowance for Mr. Rapp prior to his termination, as is customary for executives in Europe.  All NEOs are eligible to receive a Company-paid executive physical and executive long-term disability coverage.  More information on the perquisite costs can be found in the Summary Compensation Table.

POST-EMPLOYMENT RETIREMENT COMPENSATION

The Compensation Committee believes offering post-employment compensation allows the Company to attract, retain, and motivate qualified employees and executives in the current competitive marketplace.

During 2019, the Company provided qualified and non-qualified pension plans for U.S.-based employees and other arrangements for those outside of the United States.

Under the tax-qualified Glatfelter Retirement Plan (the Retirement Plan), eligible employees who were hired prior to 2007 participated in a traditional pension formula and those hired beginning in 2007 and later participated in a cash balance pension formula.

Non-qualified pension plans consisted of a Supplemental Executive Retirement Plan (SERP) and a Supplemental Management Pension Plan (SMPP).  The SERP was tied to the qualified Retirement Plan and provided post-employment benefits for eligible NEOs.  The SMPP provided an early retirement supplement for certain NEOs.  Details regarding pension benefits and potential payments to the NEOs under these plans are discussed in the Pension Benefits section.

The Company froze benefit accruals under the Retirement Plan as of May 31, 2019 and terminated the Retirement Plan effective June 30, 2019. Additionally, the Company froze the benefits of all participants in the SERP effective December 31, 2019.

The Company offered a new non-qualified deferred compensation plan effective January 1, 2020.  The 2020 non-qualified deferred compensation plan coordinates with the 401(k) plan by providing a Company contribution related to compensation in excess of the 401(k) plan limits with a maximum non-qualified contribution of 7% of such excess compensation.  Accrued benefits from the frozen SERP were converted to opening balances under the nonqualified deferred compensation plan as of January 1, 2020, which will be credited with a market rate of interest (Moody’s Aa bond yield) until distribution. The opening balance, with interest, will be paid after separation from service in the same form that the SERP benefit would have been paid.

2020 PROXY STATEMENT  › 42

EXECUTIVE COMPENSATION

The NEOs participated in the following pension plans during 2019:

	Qualified Pension Plan		Non-Qualified Pension Plans			Non-U.S. Plans
	Traditional	Cash Balance	SERP Restoration	SERP FAC(1)	SMPP(2)	Other Arrangement
Parrini	✓		✓	✓
Hillard		✓	✓
Astley		✓	✓
Elder	✓		✓		✓
Zakutney		✓	✓
Jacunski	✓		✓		✓
Rapp(3)						✓

(1)	The SERP Final Average Compensation (FAC) pension applied only to Mr. Parrini
(2)

Messrs. Elder and Jacunski were SMPP participants during 2019. Mr. Elder’s participation ceased as a result of his qualified pension plan distribution, and Mr. Jacunski’s participation ceased upon his separation from the Company.

(3)	Mr. Rapp is a German citizen and did not participate in the U.S. plans. Prior to his separation from the Company, he had a separate individual retirement pension contract with the Company.

2020 PROXY STATEMENT  › 43

EXECUTIVE COMPENSATION

ADDITIONAL COMPENSATION POLICIES AND PRACTICES

Executive Severance Guidelines

The Company has executive severance guidelines to serve as the basis for determining the severance benefits available to the CEO, EVP, SVPs and other VPs in the case of certain terminations of employment from the Company (other than for cause, resignation, death or disability).  The severance guidelines do not apply in circumstances in which change in control agreements apply.  The Compensation Committee retains the authority to modify or terminate severance arrangements, in its discretion, as circumstances may warrant. Additional details on severance guidelines and potential payments in the event of a termination of employment are discussed in the “Potential Payments upon Termination or Change in Control” section.

On March 1, 2019, the Company announced certain key leadership changes in connection with its launch of the next steps in its business transformation. As a result, Mr. Jacunski entered into a Separation Agreement with the Company on March 27, 2019. Consistent with the executive severance guidelines, the Company agreed to pay or provide Mr. Jacunski the following: a) $997,293 which represents 15 months of base salary and bonus which was paid in a combination of 15 monthly installments and a lump sum payment; b) reimbursement of COBRA premiums for continued medical, prescription drug and dental coverage for the 15-month period following the termination date, less the amount that active employees pay for such coverage; and c) $30,000 in lieu of outplacement services. In addition, pursuant to the negotiated separation agreement, and separate from the Company’s standard executive severance guidelines, the Company agreed to a) a cash payment of $89,500 in lieu of any 2019 annual bonus; b)an additional lump sum payment of $500,000;  and c) an enhancement to Mr. Jacunski’s SERP benefit to calculate the value of the SERP benefit as if he was 55 years old as of the date of his separation rather than his actual age of 53. Mr. Jacunski’s pension benefits will otherwise be determined based on his years of service and compensation as of the termination date in accordance with the terms of the SERP and the Retirement Plan. The Company also paid earned but unused vacation according to Company policy.

Mr. Rapp entered into a Separation Agreement with the Company on April 23, 2019 that provided for his continued employment through September 30, 2019.  Consistent with Mr. Rapp’s employment agreement with the Company, the Company agreed to pay Mr. Rapp €676,387 as a severance, which represented 17 months of base salary.  In addition, pursuant to the negotiated severance agreement, the Company agreed to pay (a) €141,072 in lieu of a prorated 2019 bonus, and (b) €59,030 as a bonus after the successful completion of transition duties including a seamless handoff of customer relations. Consistent with Mr. Rapp’s employment agreement with the Company, the Company also agreed to reimburse Mr. Rapp for the cost of health insurance for the 17-month period following the termination date, less the amount that the Company would have paid for such health insurance had Mr. Rapp remained employed during the 17-month period following the termination date. The Company also paid earned, but unused, vacation according to Company policy.

Messrs. Rapp and Jacunski must comply with covenants related to confidentiality, non-competition and non-solicitation of employees and other service providers as a condition to receiving the severance payments described above.

Change in Control Arrangements and Double Trigger Equity Grant Vesting

The Company has entered into Change in Control (“CIC") Agreements with each of the NEOs and certain other executives. The Compensation Committee believes these arrangements will serve as an incentive for executives to act in the interest of shareholders in the event of a CIC, without regard to personal risks to their continued employment resulting from a CIC. Generally, these agreements provide for severance and other benefits to be paid to executives upon a qualifying CIC.  Since 2011, new CIC Agreements do not provide a tax gross-up provision for excise taxes imposed under the Internal Revenue Code of 1986, as amended (the “Code”).  Therefore, Messrs. Astley, Hillard and Zakutney do not have any tax gross-up provisions.  The legacy CIC agreements of Messrs. Parrini and Elder, which were entered into before 2011, contain tax gross-up provisions.

The Company’s equity grant agreements include “double trigger” provisions that accelerate vesting in the event of a CIC if the executive is terminated without cause or resigns with good reason (as defined in the applicable agreement).  The Compensation Committee believes that the double trigger provision will ensure continuity of Management during mergers and acquisitions and assist with retaining key executives, ultimately benefitting shareholders.  Additional details on the CIC agreements and potential payments in the event of a CIC are discussed in the “Potential Payments upon Termination or Change in Control” section.

2020 PROXY STATEMENT  › 44

EXECUTIVE COMPENSATION

Executive Share Ownership Guidelines

The Compensation Committee believes it is important to require the Company’s senior executives, including NEOs, to meet minimum stock ownership guidelines.

The executive share ownership guidelines align the interests of the shareholders with the Company’s long-term growth strategy. The Compensation Committee determines the guidelines using a multiple of each senior executive’s base salary.  Depending on the executive’s position, the executive share ownership guidelines require the executive to own Company stock that ranges in value from two to five times the senior executive’s base salary as follows:

2019 Share Ownership Guidelines
Position	Ownership Guideline (Relative to Base Salary)
CEO	5X
CFO	3X
Other Executives	2X

The value of required ownership is adjusted annually for salary increases and the number of shares needed to be owned will be affected by changes in stock price.  Directly-owned shares, beneficially-owned shares held indirectly (e.g., by family members, trusts, etc.) and shares held in the 401(k) plan are eligible for satisfying ownership guidelines.  The share ownership guidelines also include unvested restricted stock and RSUs, and earned, but unvested PSAs, consistent with market practices.

Holding Requirement

Until the executive share ownership guideline level is attained, executives must retain 50% of net profit shares realized at (i) exercise of SOSARs and (ii) payment of performance shares and (iii) vesting of restricted shares.  The Compensation Committee reviews executives’ progress toward satisfying the requirements annually.

Clawback Policy

The Compensation Committee has discretion to recover or “claw back” incentive compensation when the basis for recouping performance-based compensation is triggered by a material financial restatement.  The Compensation Committee may recoup performance-based compensation, including cash and equity incentive awards, that are paid within three years prior to a restatement and in excess of the amount the NEO or executive officer would have otherwise received without the material noncompliance.  Recoupment is applicable to an executive who is directly accountable for the cause of the restatement and could also apply to any executive in an upward reporting hierarchy to the responsible individual.  In addition, a recoupment could be made for compensation paid in a fiscal year in which an executive engages in intentional misconduct in performing his or her duties.

Hedging and Pledging Policies

All employees, including the NEOs, are subject to an insider trading policy under which hedging transactions, including put or call options, short selling or similar hedging activities involving Company stock, and pledging of Company stock are prohibited.

Tax Deductibility under Code Section 162(m) Section 162(m) of the Code generally imposes a $ 1 million deduction limitation on compensation paid to certain executive officers of a publicly-held corporation during the year.  The executive officers to whom the Section 162(m) deduction limit applies include the Company’s Chief Executive Officer and Chief Financial Officer, the next three most highly compensated executive officers, and any such “covered employee” for a year after 2016.  The Compensation Committee reserves discretion to award compensation that is not deductible under Section 162(m), as the Compensation Committee deems appropriate.

2020 PROXY STATEMENT  › 45

EXECUTIVE COMPENSATION

ROLE OF THE COMPENSATION COMMITTEE AND CONSULTANT INDEPENDENCE

The Compensation Committee is responsible for approving NEO compensation, and, in the case of the CEO, submits his pay for ratification and approval by the independent members of the Board.  The Chair of the Compensation Committee is responsible for leading the Compensation Committee.  The Compensation Committee may form subcommittees and delegate authority.  The meetings of the Compensation Committee are regularly attended by the Consultant.  The CEO, CFO, and Vice President of Global Human Resources and Administration also generally attend the Compensation Committee meetings.  All members of Management present at the meeting, including the CEO, are excused from the meeting prior to any discussion of their compensation. The Compensation Committee holds a final executive session with only Compensation Committee members present before approving any compensation.

The Compensation Committee has the authority to engage compensation consultants, legal counsel or other advisors, as needed.  The Compensation Committee provides oversight and approves related fees and retention terms of the consultants, counsel or advisors, and may select a compensation consultant, legal counsel or other advisor after assessing that person’s independence from Management or members of the Compensation Committee.

During 2019, the Compensation Committee retained the Consultant, Meridian Compensation Partners LLC, to

provide advice and assistance to the Compensation Committee and to Management in the area of executive and non-employee directors’ compensation.  The Consultant reports directly to the Compensation Committee and has been authorized by the Compensation Committee to work with certain executive officers of the Company and other employees in the Company’s human resources, legal and finance departments.

The Compensation Committee has established several practices to ensure the Consultant’s independence, candor and objectivity.  The Consultant is engaged by and reports directly to the Compensation Committee, frequently meets separately with the Compensation Committee with no members of Management present and consults with the Compensation Committee’s Chair between meetings as needed.  Management periodically reports to the Compensation Committee the fees paid for services performed by the Consultant, and the Compensation Committee approves the annual work plan and budget for the Consultant.  In 2019, the Compensation Committee assessed the independence of the Consultant and other outside advisors as required under the NYSE listing rules, and considered and assessed all relevant factors, including those required by the SEC that could give rise to potential conflict of interests with respect to the Consultant.  Based on this review, the Compensation Committee did not identify any conflict of interest raised by the work conducted by the Consultant for 2019.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Company’s Compensation

Discussion and Analysis with Management.  Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for the year ended December 31, 2019.

The information disclosed in this Report shall not be considered as “soliciting material,” or to be “filed” with the SEC.  This information is not subject to Regulation 14A, 14C or the liabilities of Section 18 of the Exchange Act.

The foregoing Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the Report by reference therein.

Lee C. Stewart (Chair)

Kathleen A. Dahlberg

Nicholas DeBenedictis

J. Robert Hall

2020 PROXY STATEMENT  › 46

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth 2019 compensation information for the NEOs.

Name and Principal Position in 2019	Year	Salary	Bonus	Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Compensation (2)	Change in Pension Value and Non-Qualified Deferred Comp Earnings (3)	All Other Compensation (4)	Total
Dante C. Parrini (5)	2019	$998,212	$—	$3,821,745	$—	$1,047,124	$5,079,000	$25,831	$10,971,912
Chairman &	2018	996,183	—	1,771,525	—	—	—	22,199	2,789,907
Chief Executive Officer	2017	973,865	—	1,564,808	—	557,051	1,824,000	18,955	4,938,679
Samuel L. Hillard	2019	$367,100	$—	$331,891	$—	$225,325	$20,000	$16,151	$960,467
Senior Vice President	2018	326,550	—	650,335	—	—	19,000	5,014	1,000,899
& Chief Financial Officer	2017	315,000	—	295,001	—	81,081	N/A	12,784	703,867
Christopher W. Astley (6)	2019	$407,225	$—	$844,936	$—	$196,649	$31,000	$17,646	$1,497,456
Senior Vice President	2018	391,668	—	407,384	—	—	29,000	8,608	836,660
& Chief Commercial Officer	2017	368,051	—	350,019	—	147,570	26,000	8,596	900,236
David C. Elder (7)	2019	$311,451	$—	$419,834	$—	$147,020	$255,000	$15,785	$1,149,090
Vice President, Finance
& Chief Accounting Officer
Joseph J. Zakutney (8)	2019	$321,300	$—	$366,590	$—	$151,670	$16,000	$15,408	$870,968
Vice President, Global Business
Services & Chief Information Officer
John P. Jacunski	2019	$137,546	$—	$652,883	$—	$—	$1,133,000	$1,413,102	$3,336,531
Former Executive Vice President	2018	548,422	—	634,898	—	—	—	10,222	1,193,542
& Chief Financial Officer	2017	530,842	—	574,994	—	197,367	432,000	11,985	1,747,188
Martin Rapp (9)	2019	$305,506	$—	$331,615	$—	$—	$2,713,000	$973,734	$4,323,855
Former Senior Vice President &	2018	428,157	—	336,498	—	—	348,000	17,295	1,129,950
Business Unit President, CFBU	2017	391,193	—	267,492	—	161,816	441,000	15,022	1,276,523
(1)
(1)

The amounts reflect the grant date fair value of RSUs and/or PSAs granted in 2019, 2018 and 2017 determined in accordance with ASC Topic 718.  The method used to calculate these amounts is set forth in note 10 to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.  If the PSAs granted in 2019 were earned at the maximum level (200% of target), the following amounts would become issuable: Mr. Parrini - $2,304,157; Mr. Hillard -$419,772; Mr. Astley -$529,886; Mr. Elder -$309,658; Mr. Zakutney -$337,195.  Mr. Jacunski forfeited the RSUs and PSAs granted in 2019 as a result of his separation.  Mr. Rapp forfeited his PSAs and his RSUs will vested pro-rata on February 21, 2022 based on service through his retirement date.

(2)

The 2019, 2018 and 2017 amounts reflect cash payments under the Company’s MIP.  See discussion of the MIP in the “Compensation Discussion and Analysis section.”  The Company agreed to provide Messrs. Jacunski and Rapp with a payment in lieu of 2019 bonus as per the terms of their respective separation agreements with the Company.

(3)

For each of the NEOs, the estimated amounts reflect the actuarial increase in the present value of benefits under all pension plans established by the Company, based on interest rate and mortality assumptions that are consistent with those used in the Company’s financial statements which are further defined in the Pension Benefits table.  Mr. Parrini’s change in pension value is comprised of several key factors: approximately $1.7 million was due to lower interest rates in the markets in 2019; approximately  $0.2 million was due to changes in interest rates in connection with the freeze of the SERP and conversion of SERP accrued benefits to opening balances under the new nonqualified deferred compensation plan; approximately $2.1 million was due to calculating SERP benefits as if the commencement date was year-end 2019 (age 55) as a result of the SERP freeze and crediting of opening balances under the new nonqualified deferred compensation plan; and the remaining $1.079 million came from additional accruals during the year and the impact of the termination of the qualified Retirement Plan.   Mr. Jacunski’s benefit was calculated as if he had attained age 55 at his termination date, consistent with the terms of his separation agreement.

2020 PROXY STATEMENT  › 47

EXECUTIVE COMPENSATION

(4)Other compensation includes the following:

2019	401(k) Company Contribution	Perquisites (i, ii)	Life Insurance Premium (iii)	Other Compensation (iv)	Post-Employment Compensation (v, vi)	Total
Parrini	$13,183	$3,534	$2,550	$6,564	$-	$ 25,831
Hillard	13,183	-	286	2,682	-	16,151
Astley	13,183	-	382	4,081	-	17,646
Elder	13,183	-	454	2,148	-	15,785
Zakutney	13,183	-	707	1,518	-	15,408
Jacunski	2,079	-	413	3,527	1,407,083	1,413,102
Rapp	-	11,365	418	-	961,951	973,734
i	The amount included in the “Perquisites” column for Mr. Parrini represents dues for a club paid by the Company.
ii.

The amount in the “Perquisites” column for Mr. Rapp represents a car allowance paid for by the Company. The amount is paid in Euros (€).  Amounts presented here have been converted to United States dollars ($) using the average exchange rate for 2019, or 1.1196 $/€.

iii.

The amounts included in the “Life Insurance Premium” column represent the annual premium paid by the Company.  For Mr. Rapp, the amount is paid in Euros (€).  Amounts presented here have been converted to United States dollars ($) using the average exchange rate for 2019, or 1.1196 $/€.

iv.	The amounts included in the “Other Compensation” column consist of premiums for executive long-term disability coverage and the cost of annual executive physicals paid by the Company.
v.

The amount included in the “Post-Employment Compensation” column for Mr. Jacunski represents the severance benefits paid in 2019 as follows: (1) $336,000 paid in equal monthly installments; (2) $500,000 severance payment in April 2019; (3) $30,000 in lieu of outplacement services; (4) $89,500 in lieu of 2019 bonus; (5) $1,058 for earned but not used vacation; (6) $437,293 as a severance payment in October 2019; (5) and $13,232 paid in equal installments for COBRA costs.

vi.

The amount included in the “Post-Employment Compensation” column for Mr. Rapp represents the severance benefits paid in 2019 as follows: 1) €676,387 as a severance payment; (2) €141,072 as a prorated 2019 bonus; (3) outplacement payment of 26,316€ and (4) 15,417€ for earned but not used vacation.  Amounts presented here have been converted to United States dollars ($) using the average exchange rate for 2019, or 1.1196 $/€.

(5)   Mr. Parrini received a one-time retention grant of 110,132 RSUs on November 13, 2019, in addition to his annual LTI grant of 47,528 RSUs and 71,292 PSAs. The RSUs have three-year cliff vesting.

(6)	Mr. Astley received a one-time grant of 27,185 RSUs on August 1, 2019, in addition to his annual LTI grant of 10,930 RSUs and 16,395 PSAs. The RSUs have three-year cliff vesting.
(7)	Mr. Elder received a one-time grant of 13,011 RSUs on February 28, 2019, in addition to his annual LTI grant of 6,388 RSUs and 9,581 PSAs. The RSUs have three-year cliff vesting
(8)	Mr. Zakutney received a one-time grant of 7,097 RSUs on February 21, 2019, in addition to his annual LTI grant of 6,955 RSUs and 10,433 PSAs. The RSUs have three-year cliff vesting.

(9)   Mr. Rapp’s cash compensation is paid in Euros (€).  Amounts presented here have been converted to United States dollars ($) using the average exchange rate for 2019, or 1.1196 $/€.  Mr. Rapp’s cash compensation (not including automobile expense reimbursement) was 272,871€ in 2019 (January through September), 363,820 € in 2018 and 346,495 € in 2017.

2020 PROXY STATEMENT  › 48

EXECUTIVE COMPENSATION

 CEO Pay Ratio

We are providing information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Parrini, our CEO, as required by Item 402(u) of Regulation S-K.

For 2019, our ratio was estimated as follows:

Name	Annual Total Compensation (in 000x) (1)
CEO	$10,990.7
Median Employee	$54.0
CEO Pay Ratio (2)	204:1

(1)

Annual total compensation includes compensation calculated for purposes of the summary compensation table as well as benefit premiums for the CEO, and the market-competitive compensation and benefits for the median employee which do not include a Company-sponsored pension plan.

(2)	The CEO Pay Ratio excluding the one-time pension values from having terminated the qualified pension plan and freezing the non-qualified pension plan is 161:1.

To identify the median employee, the methodology and the material assumptions, adjustments and estimates we used were as follows:

•	We continued to use October 1 as the date to determine the median employee.
•	All employees throughout our global operations were considered.
•	Given the geographical distribution of our employee population, we use a variety of pay elements to structure the compensation arrangements of employees, with cash compensation being the most commonly used form of annual pay.  Consequently, for purposes of measuring the compensation in determining the median employee, we selected base salary or wages, overtime and short-term incentives as the most appropriate measure of compensation.  In making this determination we annualized the compensation of permanent employees hired between January 1, 2019 and October 1, 2019.

•

Using this methodology, we determined the appropriate median employee to be a full-time employee in the United Kingdom.  The 2018 median employee could no longer be used due to divesture of the Specialty Papers business in 2018.

•	For purposes of this determination, we applied the appropriate exchange rate to U.S. dollars of the average exchange rate for October 2019 as to our non-US employees.
•

When calculating the Annual Total Compensation of the CEO, we used the amount reported in the “Total” column of our Summary Compensation Table included in this proxy statement as well as benefit premiums paid by the Company.  We used the same methodology for calculating the Annual Total Compensation for the median employee.

EXECUTIVE COMPENSATION

2020 PROXY STATEMENT  › 49

EXECUTIVE COMPENSATION

2019 Grants of Plan-Based Awards

The following table, including footnotes, sets forth information concerning grants of plan-based awards in 2019:

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name and Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#) (3)	Options (#)	Awards ($/Share)	Awards ($)
Dante C. Parrini
2/21/2019	499,106	998,212	1,996,424	14,258	71,292	142,584		—	N/A	1,152,079
2/21/2019							47,528			669,670
11/13/2019							110,132			1,999,997
Samuel L. Hillard
2/21/2019	107,400	214,800	429,600	2,598	12,988	25,976		—	N/A	209,886
2/21/2019							8,659			122,005
Christopher W. Astley
2/21/2019	111,987	223,974	447,948	3,279	16,395	32,790		—	N/A	264,943
2/21/2019							10,930			154,004
8/1/2019							27,185			425,989
David C. Elder
2/21/2019	70,076	140,153	280,306	1,916	9,581	19,162		—	N/A	154,829
2/21/2019							6,388			90,007
2/28/2019							13,011			174,998
Joseph J. Zakutney
2/21/2019	72,293	144,585	289,170	2,087	10,433	20,866		—	N/A	168,597
2/21/2019							14,052			197,993
John P. Jacunski
2/21/2019	178,810	357,620	715,240	5,110	25,550	51,100		—	N/A	412,888
2/21/2019							17,033			239,995
Martin Rapp (4)
2/21/2019	€100,051	€200,101	€400,202	2,595	12,977	25,954		—	N/A	209,708
2/21/2019							8,652			121,907
(1)

The amounts shown represent target, threshold and maximum awards under the Company’s Management Incentive Plan.  Threshold payments equal 50% of the target amount and maximum payments equal 200% of the target amount shown.  For 2019 achievement of the performance goals resulted in MIP payments as described in the “NEO MIP Payments” table of the CD&A.  Messrs. Jacunski and Rapp received a payment in lieu of a 2019 bonus as per the terms of their respective separation agreements with the Company.

(2)

The amounts shown reflect the threshold, target and maximum amount of PSAs granted to the NEOs under the LTIP.  PSAs vest over three-year period based on ROCE/EBITDA performance measured over two years as well as a three-year relative TSR modifier, and three-year service-based vesting. The actual number of shares paid out will range from 0% to 200% of the target amount, depending upon attainment of performance goals.

(3)	The amounts shown reflect grants of RSUs to the NEOs under the LTIP. RSUs are subject to three-year cliff vesting.
(4)	Mr. Rapp’s non-equity incentive awards were paid in euros (€). Amounts presented here have been converted to U.S. dollars ($) using the year-end exchange rate of 1.1196 $/€.

2020 PROXY STATEMENT  › 50

EXECUTIVE COMPENSATION

2019 Outstanding Equity Awards at Fiscal Year-End

The following table, including footnotes, sets forth information concerning outstanding equity awards as of December 31, 2019:

	Option and Stock Awards
	Number of Securities Underlying Unexercised Options (#) (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares of Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Name	Exercisable	Unexercisable
Dante C. Parrini	85,130	—	15.61	3/6/2022	217,139	3,973,644	119,725	2,190,968
	98,010	—	18.36	3/5/2023
	82,997	—	29.89	2/26/2024
	119,627	—	24.94	2/26/2025
	197,678		17.27	2/25/2026
Samuel L. Hillard	63,286	—	19.38	3/21/2026	50,837	930,318	21,812	399,160
Christopher W. Astley	8,000	—	11.92	7/23/2020	51,622	944,684	27,533	503,854
	20,710	—	12.56	3/3/2021
	21,730	—	15.61	3/6/2022
	21,600	—	18.36	3/5/2023
	16,070	—	29.89	2/26/2024
	26,253	—	24.94	2/26/2025
	44,215	—	17.27	2/25/2026
David C. Elder	16,000	—	13.95	3/3/2020	27,648	505,958	16,090	294,447
	13,750	—	12.56	3/3/2021
	14,750	—	15.61	3/6/2022
	15,440	—	18.36	3/5/2023
	11,840	—	29.89	2/26/2024
	17,900	—	24.94	2/26/2025
	28,424	—	17.27	2/25/2026
Joseph J. Zakutney	15,322		17.25	9/14/2025	27,856	509,765	17,521	320,634
	30,951		17.27	2/25/2026
Martin Rapp	18,530	—	15.61	3/6/2022	9,045	165,524	5,160	94,428
	22,170	—	18.36	9/30/2022
	14,730	—	29.89	9/30/2022
	21,659	—	24.94	9/30/2022
	34,740	—	17.27	9/30/2022
(1)

Represents SOSARs with a 10-year term, which vest ratably on the first, second and third anniversaries of the grant date. All SOSARs are settled in shares of the Company’s common stock.  As a result of Mr. Rapp’s retirement, the SOSARS may be exercised for three years following the date of retirement, or, if shorter, until the end of the term of a particular SOSAR as established in the original Award Agreement.

(2)	All RSUs granted have a three-year cliff vesting requirement.
(3)	Calculated based on the closing price of the Company’s common stock on December 29, 2019 ($18.30).
(4)

The amount shown reflects the aggregate target amount of PSAs granted on February 22, 2018 and February 21, 2019 vesting December 31, 2020 and December 31, 2021, respectively.  The actual number of shares to be paid out ranges from 0% to 200% of the target amount, depending upon attainment of performance goals. In February 2020, the Board confirmed an estimated payout of 31.0% was achieved for the PSAs granted on February 22, 2018 based on achievement of the performance goals for the two-year performance period; payouts are subject to a three-year TSR modifier and time-based vesting through December 31, 2020, so the final payout amount is not yet known.

2020 PROXY STATEMENT  › 51

EXECUTIVE COMPENSATION

2019 Options Exercised and Stock Vested

The following table, including footnotes, sets forth information concerning stock grants that vested during fiscal 2019:

	Option Awards		Stock Awards
	No. of Shares Acquired on Exercise	Value Realized on Exercise	No. of Shares Acquired on Vesting (Payout)		Value Realized on Vesting		Total Value Realized from all
			PSAs (1)	RSUs (2)	PSAs (3)	RSUs (4)	Exercised and Vested Grants
Parrini	323,950	$1,550,191	22,332	—	$408,676	—	$ 1,958,867
Hillard	—	—	4,210	—	77,043	—	77,043
Astley	—	—	4,995	11,730	91,409	162,461	253,869
Elder	40,890	240,024	3,210	—	58,743	—	298,767
Zakutney	—	—	3,496		63,977	—	63,977
Jacunski	219,140	553,331	—	17,976	—	248,968	802,299
Rapp	—	—	3,479	16,953	63,666	234,799	298,465
(1)

Represents PSAs granted on February 23, 2017 and accrued dividend equivalents in the form of additional shares, with a performance period of January 1, 2017–December 31, 2018, a vesting date of December 31, 2019, for which shares were paid as of December 31, 2019.

(2)	Represents RSUs granted on February 26, 2014 and accrued dividend equivalents in the form of additional RSUs.
(3)	Based on the closing price of the Company’s common stock of $18.30 for shares paid as of December 31, 2019.
(4)	Based on the closing price of the Company’s common stock of $13.85 for shares paid as of February 26, 2019.

2020 PROXY STATEMENT  › 52

EXECUTIVE COMPENSATION

2019 Pension Benefits

PENSION PLAN OVERVIEW

During 2019, the Company provided qualified and non-qualified pension plans for U.S.-based employees and other arrangements for those outside of the United States.

Effective May 31, 2019, the Company eliminated (“froze”) all future accruals under our U.S. qualified Retirement Plan, and we terminated the Retirement Plan effective June 30, 2019.  The Retirement Plan liabilities to participants were settled by December 31, 2019.

The Company liquidated the associated pension obligations through lump sum payments to participants or the purchase of an annuity contract on their behalf.

Approximately $13 million of the amount that would otherwise have reverted to the Company from the terminated Retirement Plan will be transferred to the 401(k) plan in 2020 and will be allocated to 401(k) plan participants as Company contributions over the next seven years.

The Company enhanced the 401(k) contribution given the termination of the qualified Retirement Plan.  The enhancement included a Company contribution of 7% on eligible earnings (base salary and annual short-term incentive).  This new Company contribution replaced the Company match that provided up to a 25% match on employee contributions up to 6% of base salary (i.e. - a maximum matching contribution of 1.5% of base salary).

Starting in 2020, the amount transferred to the 401(k) plan from the terminated Retirement Plan will be allocated to participants as the annual Company contribution.  The allocation percentage may vary based on Internal Revenue Code requirements.

The below chart highlights the changes in the U.S. qualified plan benefit programs for the NEOs:

NEO	Benefits Before June 1, 2019 Qualified Defined Benefit Pension Plan (future accruals frozen as of May 31, 2019) 401(k) Plan	Benefits Effective June 1, 2019 Enhanced 401(k) Plan
Messrs. Parrini and Elder

Traditional Pension

1.4% of final average compensation multiplied by years of benefit service (to a maximum of 25) plus 0.5% of final average compensation for each year of benefit service in excess of 25, with earnings capped at the Internal Revenue Code limit

401(k) Plan

Up to a 25% match on employee contributions up to 6% of base salary (i.e., a maximum matching contribution of 1.5% of base salary), with base salary capped at the Internal Revenue Code limit

401(k) Plan 7% Company contribution on eligible earnings (base salary and short-term incentive), with earnings capped at the Internal Revenue Code limit
Messrs. Hillard, Astley, and Zakutney

Cash Balance

5.5% of eligible earnings (base salary only), with earnings capped at the Internal Revenue Code limit

401(k) Plan

Up to a 25% match on employee contributions up to 6% of base salary (i.e., a maximum matching contribution of 1.5% of base salary), with base salary capped at the Internal Revenue Code limit

401(k) Plan 7% Company contribution on eligible earnings (base salary and short-term incentive), with earnings capped at the Internal Revenue Code limit
Mr. Jacunski

Traditional Pension

1.4% of final average compensation multiplied by years of benefit service (to a maximum of 25) plus 0.5% of final average compensation for each year of benefit service in excess of 25, with earnings capped at the Internal Revenue Code limit

401(k) Plan

Up to a 25% match on employee contributions up to 6% of base salary (i.e., a maximum matching contribution of 1.5% of base salary), with base salary capped at the Internal Revenue Code limit

N/A as Mr. Jacunski left the Company effective March 31, 2019.

2020 PROXY STATEMENT  › 53

EXECUTIVE COMPENSATION

QUALIFIED PLANS

All U.S.-based NEOs participated in the Retirement Plan, which was a tax-qualified defined benefit pension plan. The Retirement Plan had two methods under which participant benefits were determined: the traditional pension and the cash balance pension. The Retirement Plan was frozen as of May 31, 2019 and terminated as of June 30, 2019. All Retirement Plan benefits of the NEOs were paid in lump sum payments in 2019, based on their elections in connection with the Retirement Plan termination

Traditional Pension (closed to new entrants since 2007)

Messrs. Parrini, Elder and Jacunski were plan participants on January 1, 2007, and accordingly were eligible for a normal unreduced retirement pension (“traditional pension”) beginning at age 65 equal to:

1.4% of final average compensation multiplied by years of benefit service (to a maximum of 25)	+	0.5% of final average compensation for each year of benefit service in excess of 25

Final average compensation (FAC) means the participant’s highest average compensation over any consecutive five-year period that spans the ten-year period preceding the year of the participant’s retirement.

Eligible compensation includes salary as listed in the Summary Compensation Table, plus paid non-equity incentive plan compensation (to a maximum of the IRS limit, which was $280,000 for 2019).

The Retirement Plan provided for early retirement benefits for participants who retire at or after age 55 and prior to age 65. The amount of the monthly early retirement pension is reduced due to early commencement at the rate of 2.5% per year.

Cash Balance Pension

Messrs. Astley, Hillard and Zakutney were hired after January 1, 2007, and therefore participated in the cash balance pension.  At the end of each month, the Company determined contribution credits equal to 5.5% of their eligible monthly base pay. Interest was accrued on the account balance at the end of each month based on an external index (Moody’s Aa bond yield).  Full vesting occurred after three years of service.

Mr. Rapp’s Pension Agreement

Mr. Rapp is covered under a Retirement Pension Contract, dated October 31, 2007, negotiated with the Company at the time of his hire to offset loss from his prior employer.  Mr. Rapp no longer accrues pension benefits given his termination, effective October 1, 2019. Mr. Rapp’s benefit is being paid in the form of an annuity.

NON-QUALIFIED PENSION PLANS

During 2019, the Company sponsored for certain executives non-qualified pension plans, providing benefits that coordinated with and supplemented the Retirement Plan benefits. The Company froze the benefits for all participants in the SERP effective December 31, 2019. No additional benefits will accrue for any NEO under the SERP after December 31, 2019. In connection with the Retirement Plan freeze and termination, the SERP and SMPP were amended so that no new participants would be eligible to participate in the SERP or SMPP and, before the SERP was frozen, to provide that benefits under the SERP were calculated in part as if the Retirement Plan had not been frozen and were reduced by certain benefits provided under the Company’s enhanced 401(k) plan. Under these amendments, the aggregate benefit provided to a SERP participant did not exceed the benefit that would have been provided had the Retirement Plan not been frozen.

Supplemental Executive Retirement Plan (SERP)

The SERP consisted of post-employment benefits for certain NEOs who have been approved for participation by the Compensation Committee, or by the independent members of the Board in the case of the CEO.

2020 PROXY STATEMENT  › 54

EXECUTIVE COMPENSATION

The following table summarizes the terms of the SERP:

Restoration Pension Benefit

The Restoration Pension under the SERP provided those executives whose benefits under the Retirement Plan are reduced due to legal limits with a supplemental pension benefit.  The supplemental benefit restored the portion of the pension benefit that was earned but not able to be paid under the Retirement Plan because of the legal limits provided in the Code.  The Restoration Pension calculation took into account, as a reduction to the benefit, the participant’s Retirement Plan benefits and certain 401(k) contributions. The Restoration Pension was generally paid in the form of an annuity, except that small benefit amounts were paid in a lump sum.  Employees were generally eligible for the Restoration Pension if they had at least one year of pensionable compensation in excess of the Code’s annual compensation limit for qualified pension plans.  Participants were vested in their Restoration Pension, except in the event of termination for cause and after meeting certain service requirements.

Final Average Compensation Pension

The FAC Pension under the SERP paid a pension benefit equal to 2% of the executive’s average compensation over the five years immediately preceding his retirement, multiplied by the participant’s years of benefit service under the Retirement Plan, up to a maximum of 27.5 years.  The FAC Pension benefits were offset against the Restoration Pension and Retirement Plan benefits and certain 401(k) contributions.

The FAC Pension only vested at age 55 and was payable following the executive’s retirement on or after age 55.  If the FAC Pension was payable prior to age 62, the monthly amount of the benefit was reduced to reflect its early commencement.  A survivor benefit is also payable under the FAC Pension to the participant’s surviving spouse in the event of the participant’s death before the FAC Pension commenced.

Only Mr. Parrini was eligible for the FAC Pension.  If Mr. Parrini received a FAC Pension, his benefit would have been paid in a lump sum.  In the event of a change in control of the Company, the FAC Pension would have been regardless of age, and his FAC Pension benefit would have been fixed at 55% of his average final compensation as though he reached normal retirement as defined under the plan.  Mr. Parrini’s FAC Pension vested in 2019, when he attained age 55.

As of January 1, 2020, the present value of the frozen SERP benefits for Messrs. Parrini, Hillard, Astley, Elder, and Zakutney were credited to the new deferred compensation plan established by the Company and will accrue interest annually using the Moody’s Aa bond yield. The present value of the frozen SERP benefits for those in the traditional pension plan was calculated as of December 31, 2019 utilizing an interest rate of 3.13% (based on a 30-day average Moody’s Aa bond yield from November 12, 2019 through December 11, 2019), the mortality table specified in the qualified pension plan for lump sum calculations, and an assumed commencement  age of the later of current age or age 55. The frozen SERP benefits, with interest, will be paid in the same form and conditions as previously provided for under the SERP. Mr. Jacunski’s SERP benefit is being paid in an annuity as a result of his termination of employment, according to the terms of the SERP.

Supplemental Management Pension Plan (SMPP)

The SMPP provided an Early Retirement Supplement to benefits otherwise provided by the Retirement Plan if the participant retired early. If the SMPP participant agreed to postpone his or her Retirement Plan pension until at least 36 months following the early retirement date, then the Early Retirement Supplement would pay a supplemental benefit during the 36-month period.  The Early Retirement Supplement was equal to the monthly amount of the Retirement Plan benefit in the form of a single life annuity. Mr. Elder’s participation ceased as a result of his qualified pension plan distribution, and Mr. Jacunski’s participation ceased because of his termination of employment.   Mr. Parrini did not participate in the SMPP since he was eligible for the FAC Pension benefits

New Non-Qualified Deferred Compensation Plan

Given the freezing of all future benefits under the SERP, the Compensation Committee approved a new non-qualified deferred compensation plan for actively employed participants in the SERP, effective January 1, 2020. This plan will coordinate with the 401(k) plan and participants will receive a 7% Company contribution on earnings in excess of the annual Internal Revenue Code earnings limit. As described above, the frozen SERP benefits for Messrs. Parrini, Hillard, Astley, Elder, and Zakutney will be paid pursuant to the new non-qualified plan.

2020 PROXY STATEMENT  › 55

EXECUTIVE COMPENSATION

CURRENT PENSION BENEFITS OF NEOS

The following table, including footnotes, sets forth information concerning pension benefits during fiscal year 2019.

Name	Age	Plan Name	Number of Years Credited Services (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($) (2)
Dante C. Parrini (3)	55	SERP - FAC Pension	22	5,277,000
		SERP - Restoration Pension	22	6,317,000	—
		Traditional Pension	N/A	X	997,795
Samuel L. Hillard	38	SERP - Restoration Pension	3	9,000	—
		Cash Balance Pension	N/A	X	55,931
Christopher W. Astley	46	SERP - Restoration Pension	9	34,000	—
		Cash Balance Pension	N/A	X	155,447
David C. Elder	51	SERP - Restoration Pension	14	359,000	—
		Traditional Pension	N/A	X	506,919
Joseph J. Zakutney	57	SERP - Restoration Pension	4	9,000	—
		Cash Balance Pension	N/A	X	62,149
John P. Jacunski	54	SERP - Restoration Pension	15	2,095,000	75,798
		Traditional Pension	N/A	X	445,499
Martin Rapp	60	Pension Agreement	16	5,430,000	43,078

(1)

For Messrs. Parrini, Hillard, Astley, Elder, and Zakutney, the present value of accumulated benefits above is based on the SERP benefit as of December 31, 2019, as seen in the table below, adjusted for future interest accumulation. For Messrs. Jacunski and Rapp, the present value of accumulated benefits above is based on their SERP accrued benefits as of December 31, 2019, included, for Mr. Jacunski, by calculating the value of his SERP benefit as if he was 55 years old as of the date of his separation, consistent with his separation agreement. The present value of accumulated benefits is based on actuarially determined assumptions including (i) discount rate of 3.25% (SERP-FAC and SERP-Restoration), 1.22% (Mr. Rapp); (ii) cash balance interest crediting rate of 3.13% (SERP-FAC, SERP-Restoration); (iii) mortality rates for U.S.-based employees are derived from Pri-2012 with future improvements using the MP-2019 projection scale and, for Mr. Rapp, the Heubech Richtafeln 2018G mortality table; (iv) assumed retirement age of 65 for active participants; and (v) actual retirement ages for retired participants.

Name	SERP Opening Balance
Dante C. Parrini	$11,659,297
Samuel L. Hillard	$8,802
Christopher W. Astley	$34,670
David C. Elder	$362,317
Joseph J. Zakutney	$8,657

(2)

Represents amounts paid Messrs. Parrini, Hillard, Astley, Elder, Zakutney and Jacunski from the terminated Retirement Plan. Also represents SERP annuity payments with respect to Mr. Jacunski based on a commencement date of October 1, 2019 pursuant to the terms of the SERP. An administrative discrepancy resulted in a delay of the SERP payments, which has been corrected. Represents pension payments to Mr. Rapp, who began to receive his benefit of €12,821 per month starting on October 1, 2019.

(3)

Mr. Parrini is fully vested in his FAC Pension.  The FAC Pension was frozen as of December 31, 2019.  If the FAC Pension had not been frozen and a change of control had occurred as of December 31, 2019, Mr. Parrini’s FAC Pension benefit would have increased and been fixed at 55% of his average final compensation as though he had reached normal retirement as defined under the SERP. The increase in the FAC Pension that would have occurred in the event of a change in control under those circumstances would have been $2,814,000. Since the FAC Pension has been frozen, the FAC Pension will not be increased in the event of a change of control.

2020 PROXY STATEMENT  › 56

EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change in Control

EXECUTIVE TERMINATION GUIDELINES

Payments made to a NEO upon involuntary termination by the Company without cause are made in accordance with the Company’s executive termination guidelines.  The executive termination guidelines do not apply if the NEO is eligible to receive payments under a Change in Control Agreement upon a termination of employment.  The table on the following page describes benefits payable under the executive termination guidelines.

CHANGE IN CONTROL AGREEMENTS AND DOUBLE TRIGGER EQUITY VESTING

The Company has entered into a Change in Control Agreement with each NEO as described in the CD&A. Under these agreements, each executive’s employment with the Company will continue for two years from the date of a change in control or each executive will become entitled to severance payments and benefits upon termination under certain conditions within such two-year period.  During such period, the employee will continue in a position at least equal to the position held prior to the change in control and will receive compensation and benefits from the Company at least equal to those paid prior to the change in control.  The table below describes the benefits payable under the Change in Control Agreements.

Change in Control:  Under the Change in Control Agreements, change in control means:

•  the acquisition of direct or indirect beneficial ownership of 20% or more of the combined voting power of the Company’s outstanding voting securities by any person, entity or group, excluding the Company, its subsidiaries, any employee benefit plan of the Company or its subsidiaries; and any purchaser or group of purchasers who are descendants of, or entities controlled by descendants of, P. H. Glatfelter;

•

in any 12-month period, the ceasing of individuals who constitute the Board to constitute at least a majority of the Board, other than any person becoming a director whose election was approved by at least a majority of incumbent directors, excluding any such person whose initial election occurs as a result of an actual or threatened election contest; or

•

the consummation of (i) a reorganization, merger or consolidation in which shareholders of the Company immediately prior to such event do not, immediately thereafter, beneficially own more than 50% of the combined voting power of the reorganized, merged or consolidated company’s then outstanding voting securities; or (ii) a liquidation or dissolution of the Company, or the sale of all or substantially all of the assets of the Company to a third party.

Tax Gross-Up Payments:  Change in Control Agreements in effect before 2011 (including the agreements of Messrs. Parrini and Elder) provide that, if any payment is subject to excise tax under the Code, an additional gross-up payment will be made to the executive. The gross-up payment will effectively place the executive in the same net position as without the excise tax. Beginning in 2011, the provision for excise tax gross-ups was eliminated from new Change in Control Agreements. As such, the Change in Control Agreements of Messrs. Astley, Hillard and Zakutney do not contain a tax gross-up provision.

“Double Trigger” Provisions: Under equity grant agreements, a double trigger provision accelerates vesting in the event of a change in control if the executive is terminated without cause or resigns with good reason (as those terms are defined in the agreements).

2020 PROXY STATEMENT  › 57

EXECUTIVE COMPENSATION

The following table describes how each element of the NEO’s post-employment compensation would be treated in the event of termination, with and without a change in control:

Type of Post-Employment Compensation/Treatment upon Termination	Termination without Cause by the Company or for Good Reason by the NEO following a Change in Control	Termination Not in Connection with a Change in Control
Cash Severance

The NEO receives a severance payment in an amount equal to

•two times the NEO’s annual base salary (at the highest rate achieved before the date of termination), plus

•the NEO’s annual bonus, defined as the greater of the NEO’s three-year average bonus or the NEO’s target bonus.

The Compensation Committee may authorize severance benefits if determined to be appropriate. In the past, the Company has agreed to provide severance benefits to departing executive officers in exchange for definitive termination agreements.

In the event of termination by the Company without cause, the executive termination guidelines provide for cash severance amounts equal to one month’s pay (including base salary plus 1/12 of a notional bonus) per year of service up to the following maximums (the severance period), depending on an executive’s level:

oChief Executive Officer: 24 months

oExecutive Vice Presidents and Senior Vice Presidents: 18 months

Health & Welfare Benefits

For a period of two years after the date of termination, the Company continues to provide group medical, prescription, dental, disability, salary continuance, group life, accidental death and dismemberment and travel accident insurance benefits at levels substantially equal to those that would have been provided if the NEO’s employment had not been terminated.  Outplacement assistance will be offered.

In the event of termination by the Company without cause, the executive termination guidelines provide for continuation of health benefits through the length of the severance period, Employee Assistance Program support, and payment of any accrued unused vacation.  Outplacement assistance will be offered.

Short-Term Incentive Compensation (“MIP”)	The NEO receives a pro-rated bonus payment, based on the greater of the NEO’s three-year average bonus or the NEO’s target bonus.

The Compensation Committee may authorize a pro-rata bonus payment if determined to be appropriate in order to enter into a definitive termination agreement.

In the case of termination due to death, disability, or retirement, the NEO receives a pro-rated award based on performance.

2020 PROXY STATEMENT  › 58

EXECUTIVE COMPENSATION

Type of Post-Employment Compensation/Treatment upon Termination	Termination without Cause by the Company or for Good Reason by the NEO following a Change in Control	Termination Not in Connection with a Change in Control
Long-Term Incentives (“LTI”)

A “double trigger” provision applies, under which RSUs, SOSARs and PSAs will accelerate vesting upon involuntary termination or good reason termination upon or following a change in control.

PSAs will generally be deemed to have been earned at the greater of target or actual performance through the change in control.

In the event of a change in control in which the Company’s stock is no longer the stock of the surviving entity, the Company will cause the surviving entity to issue replacement RSUs and PSAs.  A value restoration payment with respect to any vested replacement SOSARs, RSUs or PSAs will be paid based on the difference between the fair market value of the surviving entity’s common stock on the date of the change in control and, if less, the fair market value of the surviving entity’s common stock on the vesting date (which will include the date of the NEO’s involuntary separation from service other than for Cause, or voluntary separation from service for Good Reason). Any value restoration payment will include interest (at the prime rate of interest of the Company’s principal bank in effect on the vesting date for the period between the date of the change in control and the vesting date) and will be paid in cash within 30 days after the vesting date.

RSUs: If the NEO ceases employment other than upon death, disability or retirement, unvested RSUs are forfeited.  If the NEO is terminated for cause, outstanding RSUs, vested or unvested, are forfeited.

For grants prior to 2013 upon death, disability or retirement, unvested RSUs are pro-rated.  For grants beginning in 2013, upon death or disability, vesting of RSUs is accelerated and upon retirement, unvested RSUs are pro-rated.

SOSARs:  If the NEO ceases employment other than upon death, disability, retirement or termination for cause, then, for a period of 90 days following such termination, the NEO may exercise any vested SOSARs. Unvested SOSARs are forfeited.  If the NEO is terminated for cause, outstanding SOSARs, vested or unvested, are forfeited.  Upon retirement, there is pro-rated vesting of SOSARs, and the SOSARs are exercisable for a period of 3 years or if shorter, until the end of the term.  In the case of death or disability, all unvested SOSARs will accelerate and become fully vested and exercisable for three years from the date of such death or disability, or if shorter, until the end of the term.

PSAs:  If the NEO ceases employment, other than upon death, disability or retirement, unvested PSAs are forfeited.  Upon death, disability or retirement after year one of the performance period, the NEO is entitled to receive a pro-rated award based on performance after the end of the performance period.

Mr. Parrini:  Mr. Parrini’s one-time RSU grant has no acceleration of vesting upon retirement.

RSU and PSA grants made to Mr. Parrini in 2020 and subsequent years will provide for continued vesting after retirement as long as Mr. Parrini continues in employment for 12 months after the date of grant.

401(k)

In the event that the NEO’s vesting service is insufficient to have earned a vested interest in matching contributions under the Company’s 401(k) plan, the Company will pay to the NEO an amount equal to the NEO’s unvested matching contribution account under the 401(k) plan.

If a NEO leaves the Company before full vesting in the employer-matching contributions under the 401(k) plan, the non-vested portion is forfeited, except upon attainment of age 65 or death which would accelerate vesting. Employee deferrals and rollover contributions are always vested.

2020 PROXY STATEMENT  › 59

EXECUTIVE COMPENSATION

QUANTIFICATION OF PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table, including the footnotes that follow, describes the potential payments to the NEOs upon termination of employment or due to a change in control of the Company as if such termination or change in control occurred on December 31, 2019.

Name	Death or Disability	Retirement	Involuntary Termination Without Cause	Termination Following Change in Control
Dante C. Parrini
Severance Payments (1)	N/A	N/A	$2,957,845	$4,991,060
RSUs (2)	$3,973,644	$1,086,422	$0	$3,973,644
PSAs (2)(3)	$1,025,764	$1,025,764	$0	$2,190,968
Health & Welfare Benefits (4)	N/A	N/A	$24,891	$77,700
Outplacement Assistance	N/A	N/A	$40,000	$40,000
Pension (5)	N/A	N/A	N/A	$0
Excise Tax Gross-Up (6)	N/A	N/A	N/A	$0
Total	$4,999,408	$2,112,186	$3,022,736	$11,273,372
Samuel L. Hillard
Severance Payments (1)	N/A	N/A	$112,690	$1,425,000
RSUs (2)	$930,318	$396,612	$0	$930,318
PSAs (2)(3)	$186,879	$186,879	$0	$399,160
Health & Welfare Benefits (4)	N/A	N/A	$5,592	$78,040
Outplacement Assistance	N/A	N/A	$30,000	$30,000
Unvested 401(k) Match (7)	N/A	N/A	N/A	$8,536
Total	$1,117,197	$583,491	$148,282	$2,871,054
Christopher W. Astley
Severance Payments (1)	N/A	N/A	$420,107	$1,554,900
RSUs (2)	$944,684	$316,315	$0	$944,684
PSAs (2)(3)	$235,893	$235,893	$0	$503,854
Health & Welfare Benefits (4)	N/A	N/A	$13,577	$65,262
Outplacement Assistance	N/A	N/A	$30,000	$30,000
Total	$1,180,577	$552,208	$463,684	$3,098,700
David Elder
Severance Payments (1)	N/A	N/A	$434,352	$1,043,361
RSUs (2)	$505,958	$216,934	$0	$505,958
PSAs (2)(3)	$137,854	$137,854	$0	$294,447
Health & Welfare Benefits (4)	N/A	N/A	$12,112	$46,014
Outplacement Assistance	N/A	N/A	$30,000	$30,000
Excise Tax Gross-Up (6)	N/A	N/A	N/A	$553,476
Total	$643,812	$354,788	$476,464	$2,473,256
Joseph Zakutney
Severance Payments (1)	N/A	N/A	$137,287	$1,076,355
RSUs (2)	$509,765	$255,418	$0	$509,765
PSAs (2)(3)	$150,115	$150,115	$0	$320,634
Health & Welfare Benefits (4)	N/A	N/A	$6,034	$67,952
Outplacement Assistance	N/A	N/A	$30,000	$30,000
Unvested 401(k) Match (7)	N/A	N/A	N/A	$3,695
Total	$659,880	$405,533	$173,321	$2,008,401
John Jacunski (8)
Severance Payments	N/A	N/A	$1,497,293	N/A
Health & Welfare Benefits	N/A	N/A	$22,054	N/A
Cash in Lieu of Outplacement	N/A	N/A	$30,000	N/A
Amount in Lieu of 2019 MIP	N/A	N/A	$89,500	N/A
Earned but Not Used Vacation	N/A	N/A	$1,058	N/A
Total	$—	$—	$1,639,905	$—
Martin Rapp (9)
Severance Payments	N/A	N/A	$757,295	N/A
Cash in Lieu of Outplacement		N/A	$29,463	N/A
Amount in Lieu of 2019 MIP	N/A	N/A	$157,944	N/A
Bonus for Successful Transition	N/A	N/A	$66,090	N/A
Earned but Not Used Vacation	N/A	N/A	$17,261	N/A
Total	$—	$—	$1,028,053	$—

2020 PROXY STATEMENT  › 60

EXECUTIVE COMPENSATION

(1)

In the event of an involuntary termination without cause, cash severance amounts equal to one month’s pay (including base salary plus 1/12 of a notional bonus) per year of service up to 24 months for the CEO and 18 months for the NEOs other than the CEO. The notional bonus is calculated as the lesser of (i) the target bonus for the terminated executive in the year of termination or (ii) the average of annual bonuses paid to the terminated executive with respect to the three fiscal years preceding the year of termination.

(2)

The values above represent awards for which vesting fully or partially accelerates upon termination as a result of death, disability or retirement, as applicable. The values are calculated (a) based on the closing price of $18.30 of the Company’s common stock on December 31, 2019, and (b) as if death, disability or retirement had occurred on December 31, 2019.  For change in control, the value assumes vesting (as determined under applicable award agreements) and exercise on December 31, 2019. Upon an involuntary termination without cause, unvested RSUs and PSAs are forfeited.

(3)	Assumes achievement of a target performance level at the end of the performance period.
(4)	Based on current type of coverage and premium levels.
(5)

Mr. Parrini is fully vested in his FAC Pension. The FAC Pension was frozen as of December 31, 2019. If the FAC Pension had not been frozen and a change in control occurred as of December 31, 2019, Mr. Parrini's FAC Pension benefit would have increased and been fixed at 55% of his average final compensation as though he had reached normal retirement as defined under the SERP. The increase in the FAC Pension that would have occurred in the event of a change in control under those circumstances would have been $2,765,000. Since the FAC Pension has been frozen, the FAC Pension will not be increased in the event of a change in control.

(6)	The legacy CIC agreements of Messrs. Parrini and Elder, which were entered into before 2011, contain tax gross-up provisions.
(7)	Represents the value of unvested portion of Company matching contributions under the 401(k) plan.
(8)

The amount for Mr. Jacunski includes all payments made in 2019 which consist of (1) $336,000 paid in equal monthly installments; (2) $500,000 severance payment in April 2019; (3) $30,000 in lieu of outplacement services; (4) $89,500 in lieu of 2019 bonus; (5) $1,058 earned but not used vacation; (6) $437,293 severance payment in October 2019; (5) and $13,232 paid in equal installments for COBRA costs.

(9)

The amounts for Mr. Rapp include 2019 payments of 1) €676,387 as a severance payment; (2) €141,072 as a prorated 2019 bonus; (3) outplacement payment of 26,316€ and (4) 15,417€ for earned but not used vacation.  Amounts presented here have been converted to United States dollars ($) using the average exchange rate for 2019, or 1.1196 $/€.

2020 PROXY STATEMENT  › 61

 Certain Relationships and Related Transactions

Related Party Transactions Policy

The NCG Committee (or its Chair, under some circumstances) will review the relevant facts of all proposed Related Person Transactions and either approve or disapprove of the entry into the Related Person Transaction.

For purposes of this review, as defined in the NCG Committee Charter, a “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) involving an amount that is at least $120,000, and in which the Company was, is or will be a participant, and in which any Related Person had, has or will have a direct or indirect material interest. A “Related Person” is generally any person who is, or at any time since the beginning of the Company’s last fiscal year was, (i) a director or executive officer of the Company or a nominee to become a director of the Company; (ii) any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; (iii) any immediate family member of any of the foregoing persons; or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest. There were no Related Person Transactions during 2019.

Related Person Transactions are approved only if they are determined to be in, or not inconsistent with, the best interests of the Company and its shareholders. No director may participate in any consideration or approval of a Related Person Transaction in which he or she, or any of his or her immediate family members or related entities, is the Related Person.

If a Related Person Transaction that has not been previously approved or ratified is discovered, the NCG

Committee, or its Chair, will promptly consider all of the relevant facts. If the transaction is ongoing, the NCG Committee will consider all options and may ratify, amend or terminate the Related Person Transaction. If the transaction has been completed, the NCG Committee will consider if rescission of the transaction is appropriate and if disciplinary action is warranted. The NCG Committee will review all ongoing Related Person Transactions on an annual basis to determine whether to continue, modify or terminate the Related Person Transaction.

In reviewing the relevant facts related to all proposed Related Person Transactions, the NCG Committee, or its Chair, will take the following considerations into account, along with other factors it deems appropriate:

•	the benefits to the Company of the transactions;
•

the impact on a director’s independence, in the event the “Related Person” is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer;

•	the availability of other sources for comparable products or services;
•	the terms of the transaction; and
•	the terms available from unrelated third parties or to employees generally.

To the extent that the NCG Committee, or its Chair, needs additional information to make an informed decision regarding a proposed Related Person Transaction, the NCG Committee, or its Chair, may consult with Management or other members of the Board.

Compensation Committee Interlocks and Insider Participation

The current members of the Company’s Compensation Committee are Lee C. Stewart (Chair), Kathleen A. Dahlberg, Nicholas DeBenedictis and J. Robert Hall. No executive officer of the Company has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director or member of the Compensation Committee of the Company.

2020 PROXY STATEMENT  › 62

Report of the Audit Committee

The Audit Committee* has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2019 with the Company’s Management and its independent registered public accounting firm. The Company’s Management has advised the Audit Committee that such audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee has discussed with Deloitte, the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” as issued by the Public Company Accounting Oversight Board. The Audit Committee has also discussed with Deloitte its independence from the Company and its Management. The Audit Committee has received a letter and written disclosures from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board, disclosing all relationships between Deloitte and its related entities and the Company. In addition to the information provided by Deloitte, the Audit Committee considered the level of non-audit and tax services provided by Deloitte in determining that it was independent. Based on the review and discussions described above, the Audit Committee recommended to the Company’s Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC.

The foregoing Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the Report by reference therein.

Ronald J. Naples (Chair)

Bruce Brown

Kathleen A. Dahlberg

Nicholas DeBenedictis

Lee C. Stewart

*Marie T. Gallagher became a member of the Audit Committee in February 2020 after this report was approved.

2020 PROXY STATEMENT  › 63

Frequently Asked Questions  (“FAQs”)

When and where is the Annual Meeting and how will I know if it changes?

The 2020 Annual Meeting of Shareholders of P.H. Glatfelter Company (the “Annual Meeting”) will be held on Thursday, May 7, 2020, at 8:00 a.m., at The Kimpton, Tryon Park Hotel, 303 South Church Street, Charlotte, NC 28202.

In the event the Company changes the venue or format of the Annual Meeting, especially in light of the public health and safety concerns associated with the current coronavirus (COVID-19) outbreak, the Company will provide reasonable advance notice of that decision, as well as instructions on how to attend the Annual Meeting, through a press release and Securities and Exchange Commission filing. We will also provide this information on the Investor Relations page of our website:  www.glatfelter.com. In the case the Annual Meeting is changed to a virtual meeting or other format, your Notice of Availability, proxy card or voting instruction form will not be updated to reflect the change. In the case of a virtual meeting, you will need the 16-digit control number provided to attend the virtual meeting. Therefore, it is very important that you retain your Notice of Availability, proxy card or voting instruction form and related materials, including your assigned 16-digit control number, through the date of the Annual Meeting

Who may attend the meeting and what else is required for admittance?

Only shareholders of the Company’s common stock on March 17, 2020 (the “Record Date”) may attend the Annual Meeting, and those shareholders attending in person must present an admission ticket or other proof of stock ownership to be admitted to the Annual Meeting. For example, a shareholder may present an account statement or a letter from his/her bank or broker confirming that the shareholder owned Company common stock on the Record Date.

•

For registered shareholders of the Company, an admission ticket is attached to their proxy card. Registered shareholders planning to attend the Annual Meeting are requested to vote in advance of the Annual Meeting by telephone, internet or mail by completing and mailing in their proxy card, retaining the admission ticket and presenting the ticket at the Annual Meeting if they plan to attend.

•

Shareholders whose shares are registered in the name of a bank, broker or other institution are referred to as “beneficial owners” of Company stock. Beneficial owners should have received voting instructions or a proxy card from their broker or agent rather than from the Company and should follow the voting instructions provided by their broker or agent to ensure that their votes are counted.

What is the difference between a registered shareholder and a beneficial owner?

If your shares are registered in your name in the records of our transfer agent, Computershare, you are a “registered shareholder,” also sometimes called a shareholder (or stockholder) of record. If you are a registered shareholder, we sent this Notice directly to you.

If your shares are held in the name of your broker or bank, your shares are held in “street name” and you are considered the “beneficial owner.” This Notice has been forwarded to you by your broker, bank or other holder of record, who is considered the shareholder of record for those shares. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by following the voting instructions included in the mailing.

Why did I receive these materials?

You are receiving these materials because, as a shareholder, the Company is soliciting your vote on matters to be considered at the 2020 Annual Meeting. The Notice of Annual Meeting, this proxy statement, the accompanying proxy card and our 2019 Annual Report to shareholders, were first sent or given to shareholders on March 31, 2020. Please read this proxy statement and vote your shares by mailing the attached proxy card, voting online, by telephone or in person at the Annual Meeting. The Board has appointed directors Bruce Brown and Ronald J. Naples, or either of them (the “Proxy Holders”) with power of substitution, to vote all properly-executed proxies received from shareholders entitled to vote at the Annual Meeting or at any adjournment of the Annual Meeting.

Who is entitled to vote?

Shareholders of record as of the close of business on March 17, 2020, the Record Date, may vote at the Annual Meeting. At the close of business on March 17, 2020, there were 44,308,440 shares of the Company’s common stock issued and outstanding and eligible to vote at the Annual Meeting.

How do I vote?

If you are a registered shareholder, meaning you hold your shares in your own name as a holder of record, you may vote in person at the Annual Meeting or instruct the Proxy Holders named in the enclosed proxy card how to vote your shares. You may vote your proxy by telephone at 1-800-690-6903, online at www.proxyvote.com or by

2020 PROXY STATEMENT  › 64

FREQUENTLY ASKED QUESTIONS

completing and signing the enclosed proxy card and returning it promptly in the enclosed envelope (requiring no postage if mailed in the United States). Please make certain you mark, sign and date your proxy card prior to mailing. All valid proxies received and not revoked prior to the Annual Meeting will be voted in accordance with your instructions. If you are a beneficial owner, meaning your shares are held by a brokerage firm, bank or other nominee (i.e., in “street name”), you should receive directions from your bank or broker that you must follow in order to have your shares voted.

Will my shares be voted if I do not sign and return my proxy card?

If a shareholder of record signs and returns the accompanying proxy card, but does not make any selections, the Board’s appointed Proxy Holders will have discretion to vote the shareholder’s shares on behalf of the shareholder at the Annual Meeting as recommended by the Board.

If a beneficial owner of shares does not provide the bank or broker holding such shares with specific voting instructions, under the rules of various national and regional securities exchanges, the shareholder’s bank or broker may generally vote on routine matters but cannot vote on non-routine matters. Proposal 1 (election of directors) and Proposal 3 (advisory vote on executive compensation) are non-routine matters. Proposal 2 (ratification of auditors) is routine. If a shareholder’s bank or broker does not receive the shareholder’s instructions on how to vote the shareholder’s shares on a non-routine matter, the shareholder’s bank or broker will inform the Company it does not have the beneficial owner’s authority to vote on the non-routine matter.  We encourage beneficial shareholders to provide voting instructions to the bank, broker or agent holding their shares by carefully following the instructions in the notice provided by the shareholder’s bank, broker or agent.

 How do I change my vote or revoke my proxy, if I wish to do so?

Shareholders of record can revoke their proxy at any time before their shares are voted if they (1) deliver a written revocation of their proxy to the Company’s Secretary; (2) submit a later-dated proxy (or voting instruction form if they hold their shares in street name); or (3) vote in person at the Annual Meeting. Shareholders who are beneficial owners should follow the instructions provided by their respective broker or bank to change their vote.

What is the required quorum to hold this Annual Meeting?

As of March 17, 2020, 44,308,440 shares of the Company’s common stock were outstanding and entitled to vote. The presence of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter will constitute a quorum for the purposes of such matter. Abstentions or broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a broker or bank holding shares for a beneficial owner does not vote on a particular matter because the broker or bank does not have discretionary voting authority to vote on the proposal, and the beneficial owner has not provided voting instructions.

May shareholders ask questions at the Annual Meeting?

Yes. After the formal business of the Annual Meeting has concluded and adjourned, the chair of the meeting will answer questions from shareholders during the designated question and answer period of the meeting. To provide an opportunity for everyone wishing to ask a question, shareholders will be limited to three (3) minutes each to present their question. When speaking, shareholders must direct questions to the chair and limit their questions to matters relating directly to the business of the meeting. Shareholders will not be permitted to make statements.

Who pays for the proxy solicitation related to the Annual Meeting?

The Company pays the cost of preparing, printing, assembling and mailing this proxy statement and other proxy solicitation materials. The Company will also reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding the proxy statement and other proxy solicitation materials to beneficial owners. In addition to the solicitation of proxies by mail, some of our directors, officers, other employees and agents may solicit proxies personally, by telephone and by other means. The officers and directors who may solicit proxies personally receive no special compensation for any solicitation activities.

2020 PROXY STATEMENT  › 65

FREQUENTLY ASKED QUESTIONS

What proposals will be acted upon at the meeting, and what number of votes is needed for the proposals to be adopted?

Proposal		Vote Required	Broker Discretionary Voting Allowed?	Effect of Abstention	Effect of Broker Non-Votes
1	Election of Directors for a One-Year Term	Plurality of Votes Cast (as described below)	No	Not counted	Not counted
2	Ratification of Deloitte as Independent Registered Public Accounting Firm	Majority of Votes Entitled to be Cast	Yes	Vote Against	Not applicable, as this is a routine matter
3	Approval of Named Executive Officer Compensation	Majority of Votes Entitled to be Cast	No	Vote Against	Not counted

Election of Directors. As required by our By-laws, each of the nine nominees for election has submitted an irrevocable resignation in advance. Because each of the nominees is an incumbent director, the following procedure applies if the nominee receives a plurality, but not a majority of votes cast. Although the nominee will have been elected, the Board will determine whether to accept the nominee’s advance irrevocable resignation, since the nominee did not receive a majority of the votes cast for each director. For more information regarding the election of directors and the resignation procedure, see the discussion of the “Resignation and Majority Voting Policy” in the “Corporate Governance and Board of Directors” section of this proxy statement.

Ratification of Independent Registered Public Accounting Firm. A majority of the votes entitled to be cast at the meeting, in person or by proxy, must vote “For” the ratification of Deloitte & Touche LLP as the Company’s independent public accounting firm for the proposal to be adopted.

Approval of Named Executive Officer Compensation. This proposal gives you, as a shareholder, the opportunity to endorse, not endorse, or take no position on our compensation program for the NEOs.  A majority of the votes entitled to be cast at the meeting, in person or by proxy, must vote “For” the proposal to approve NEO compensation for fiscal year 2019.  While the Board intends to carefully consider the shareholder vote on this proposal, this vote is not binding on the Company and is advisory in nature.

What are the Board of Directors’ recommendations for voting on these proposals?

The Board recommends a vote:

•	FOR the election of the nine nominees for director;
•	FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2020; and
•	FOR approval of named executive officer compensation.

What are my options for voting on these proposals?

A shareholder is entitled to one vote per share of stock owned on the Record Date, on each item of business presented at the Annual Meeting, except each shareholder has cumulative voting rights for electing directors. Cumulative voting means a shareholder is entitled to as many votes in electing directors as is equal to the number of shares of common stock owned by the shareholder on the Record Date, multiplied by the number of directors to be elected. Accordingly, for the election of nine directors, a shareholder may either cast that total number of votes “For” or “Withhold” all of those votes from a single nominee. The shareholder may also distribute or withhold the total number of votes among the nine nominees as the shareholder determines, up to the number of shares of common stock owned by the shareholder on the Record Date, multiplied by nine. To utilize cumulative voting, a shareholder must check the appropriate box on the proxy card.

For the proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020, a shareholder may either vote “For” or “Against” the proposal or “Abstain” from voting.

For the non-binding advisory vote on executive compensation, commonly known as a “say on pay” vote, a shareholder may either vote “For” or “Against” the proposal or “Abstain” from voting.

Aside from these proposals, will any other business be acted upon at the meeting?

No. The Company’s By-laws required shareholders to submit to the Company, by November 29, 2019, notice of all director nominations and shareholder proposals to be considered at the 2019 Annual Meeting, regardless of whether shareholders sought inclusion of their nomination or proposal in this proxy statement or intended to solicit proxies on their own. Because the Company did not

2020 PROXY STATEMENT › 66

FREQUENTLY ASKED QUESTIONS

receive any such notice of nominations or proposals, no other director nominations, shareholder proposals or other matters will be considered at the 2020 Annual Meeting.

How may a shareholder present a proposal for next year’s Annual Meeting?

A shareholder wishing to present a proposal at the 2021 Annual Meeting must submit it to the Company’s Secretary pursuant to the requirements of Rule 14a-8 under the Exchange Act and the Company’s By-laws prescribe the procedures a shareholder must follow. To present a proposal for consideration at the 2021 Annual Meeting, whether or not the shareholder wishes to include the matter in the proxy statement for that meeting, a notice including all of the information required by the Company’s By-laws must be submitted in writing to the Company’s Secretary and delivered to, or mailed and received by, the Company no later than the close of business on December 1, 2020 regardless of delivery method.

How may a shareholder nominate a candidate to sit on the Board of Directors?

A shareholder may recommend nominees for consideration by the Board’s Nominating and Corporate Governance Committee for nomination for election to the Board. Shareholder recommendations for director nominees will receive the same consideration by the Nominating and Corporate Governance Committee that all other director nominee recommendations receive. If a shareholder wishes to recommend a nominee for director, the shareholder must submit such recommendation in writing, together with any supporting materials deemed appropriate, to the Company’s Secretary. Such recommendation must be made in accordance with the procedures described herein and in the Company’s By-laws. To nominate a candidate for director at the 2021 Annual Meeting, notice of the nomination must be in writing and delivered to, or mailed and received by, the Company no later than the close of business on December 1, 2020.

What must be included in the notice to submit a shareholder proposal or to nominate a director candidate?

Requirements for the notice are as follows:

•

A proposal submitted by a shareholder must include a description of the business desired to be brought before the meeting, the reasons for conducting the business at the meeting and any material interest the shareholder has in the business.

•	A nomination for election to the Board must include information regarding the nominee (name, address, occupation, number of shares held and a representation by both shareholder and nominee that there are no undisclosed voting arrangements).
•	The notice must include:
[o]	the shareholder’s name and address, a description of the shares held, and a description of any arrangement or agreement with other shareholders or the nominee with respect to the nomination;
[o]	a representation that the shareholder will attend the 2021 Annual Meeting, in person or by proxy, and will submit the proposal or make the nomination;
[o]	a description of any hedging arrangements for Company stock into which the shareholder has entered; and
[o]	a statement whether the shareholder intends to solicit, or participate in the solicitation of, proxies for the proposal or nomination.

This is a general description of the notice required to submit a proposal or nomination for consideration at the 2021 Annual Meeting. The Company’s By-laws contain a complete description of the notice requirements for shareholder proposals. Copies of the Company’s By-laws may be obtained from the Company’s website at http://www.glatfelter.com/Files/about_us/

corporate_governance/GLT-By-Laws.pdf or at no charge from the Company’s Secretary. The proposal and notice must otherwise comply with the requirements of Rule 14a-8 under the Exchange Act.

How may a shareholder communicate with the Company’s Board or the non-management directors of the Company?

A shareholder may address written correspondence to the Board or any individual director (whether management or non-management), c/o Company Secretary, P. H. Glatfelter Company, 96 South George Street, Suite 500, York, PA 17401-1434. The Company’s Board has approved a process whereby the Secretary of the Company will receive, review and, as appropriate, forward any communications addressed to the Board or a director to the chair of the Committee responsible for the matter addressed in the communication. All communications regarding accounting, internal controls or auditing matters will be forwarded to the chair of the Audit Committee. Alternatively, the Board has established a method for interested parties to communicate directly with the entire Board or any non-management director by calling the Company’s toll-free Integrity Helpline at 800-346-1676.

2020 PROXY STATEMENT › 67

 Additional Information

Annual Report on Form 10-K

Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC, are being mailed to shareholders with this proxy statement. A shareholder may obtain a copy of the Annual Report, this proxy statement, and form of proxy, relating to this Annual Meeting and future meetings of shareholders, without charge by writing to: Investor Relations, P. H. Glatfelter Company, 96 South George Street, Suite 500, York, PA 17401. The 10-K, proxy statement and Annual Report can also be obtained through our website, www.glatfelter.com on the Investor Relations page.

Other Business

As of the date of this proxy statement, the Board knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the Annual

Meeting for action by shareholders, the persons named in the accompanying proxy will have discretionary authority to vote proxies for such matter in accordance with their best judgment.

“Householding”

The Company is permitted by SEC regulations to deliver a single Annual Report or proxy statement to any household at which two or more registered shareholders have the same last name and address, unless the Company has received instructions to the contrary from one or more of the shareholders. This is known as “householding” and is intended to save the cost of delivering multiple duplicate copies of the proxy materials to the same address. The Company will continue to include a separate proxy card for each registered shareholder account.

The Company will deliver promptly, upon written or oral request, a separate copy of the Annual Report or proxy statement, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered. The shareholder should send a written request to Investor Relations, P. H. Glatfelter Company, 96 South George Street, Suite 500, York, PA 17401, or call us at (717) 225-2719, if the shareholder (1) wishes to receive a separate copy of an Annual Report or proxy statement for this Annual Meeting; (2) wishes to receive separate copies of those materials for future meetings; or (3) is sharing an address and wishes to request delivery of a single copy of Annual Reports or proxy statements if the shareholder is now receiving multiple copies of Annual Reports or proxy statements.

2020 PROXY STATEMENT  › 68

SCAN TO   VIEW MATERIALS & VOTE P. H. GLATFELTER COMPANY96 SOUTH GEORGE STREET, SUITE 500 YORK, PA 17401-1434 Your vote matters - here's how to vote!  VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information.  Vote by 11:59 p.m. Eastern Time on May 6, 2020 for shares held directly and by 11:59 p.m.  Eastern Time on May 4, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.  ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.  VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m.  Eastern Time on May 6, 2020 for shares held directly and by 11:59 p.m. Eastern Time on May 4, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.  VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.   D03966-Z76761 For All   Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.  P. H. GLATFELTER COMPANY The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.  !  !  !  1. Election of Directors:   Nominees:   01) Bruce Brown   02) Kathleen A. Dahlberg   03) Nicholas DeBenedictis   04) Kevin M. Fogarty   05) Marie T. Gallagher   06) J. Robert Hall   07) Ronald J. Naples   08) Dante C. Parrini   09) Lee C. Stewart  CUMULATIVE VOTING:  Director Nominees Number of Votes  06 - J. Robert Hall Votes FOR  07 - Ronald J. Naples Votes FOR  08 - Dante C. Parrini Votes FOR  09 - Lee C. Stewart Votes FOR  Total Votes Cast  Director Nominees Number of Votes  01 - Bruce Brown Votes FOR  02 - Kathleen A. Dahlberg Votes FOR  03 - Nicholas DeBenedictis Votes FOR  04 - Kevin M. Fogarty Votes FOR  05 - Marie T. Gallagher Votes FOR  Abstain  For   Against  !  !  !  2. Proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal yearending December 31, 2020.  !  !  !  3. Advisory approval of the Company’s named executive officer compensation for the fiscal year ended December 31, 2019.  NOTE: If you wish to use cumulative voting, you MUST vote your proxy by mail. ! To cumulate votes as to a particular nominee as explained in the Proxy Statement,  check box to the right then indicate the name(s) and the number of votes to be  given to such nominee(s) above. Please do not check box unless you want  to exercise cumulative voting.  Yes   No  !  !  Do you plan to attend the Glatfelter Annual Shareholder Meeting in person?  In voting by mail, this section must be completed for your vote to be counted. Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign.  When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

2020 Annual Meeting Admission Ticket  Thursday, May 7, 2020 at 8:00 a.m.  The Kimpton Tryon Park Hotel  303 South Church Street, Charlotte, NC 28202  Upon arrival, please present this admission ticket and photo identification at the registration desk.  Directions to The Kimpton Tryon Park Hotel:  From Charlotte Douglas International Airport: Take Josh Birmingham Parkway to US 74; Continue on US 74 East to South Mint Street; Turn Left on South Mint Street past Bank of America Stadium; Follow South Mint Street to West 3rd Street; Turn right into the  hotel entrance.  From I-77 heading north: Take I-77 North to Exit 9 (I-277 North / US I-77 East); Take Carson Boulevard exit to South Mint Street;  Turn Left on South Mint Street past Bank of America Stadium; Follow South Mint Street to West 3rd Street; Turn right into the  hotel entrance.  From I-77 heading south: Take I-77 South to Exit 11 and merge onto I-277 South / NC16 South heading toward North Church Street; Take Exit 3B, making a right turn onto North Church Street; Follow North Church Street less than one mile; The hotel will be  on the left-hand side.  Important Notice Regarding the Availability of Proxy Materials for the 2020 Annual Meeting of Shareholders to be Held May 7, 2020: P. H. Glatfelter Company’s Proxy Statement for the 2020 Annual Meeting of Shareholders and the Annual Report for the year ended December 31, 2019, are available at www.glatfelter.com/about_us/investor_relations/sec_filings.aspx and www.proxyvote.com.  .  .  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  D03967-Z76761  Proxy — P. H. GLATFELTER COMPANY  CHARLOTTE, NORTH CAROLINA  PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING OF  SHAREHOLDERS TO BE HELD MAY 7, 2020, 8:00 A.M.  The undersigned shareholder of P. H. Glatfelter Company hereby appoints Bruce Brown and Ronald J. Naples and each of them,  attorneys and proxies, with power of substitution in each of them, to vote and act for and on behalf of the undersigned at the  annual meeting of shareholders of the Company to be held at the The Kimpton Tryon Park Hotel, 303 South Church Street, Charlotte, NC 28202 on Thursday, May 7, 2020, and at all adjournments thereof, according to the number of shares which the  undersigned would be entitled to vote if then personally present, as indicated hereon and in their discretion, to the extent permitted by  applicable law, rule or regulation, upon such other business as may come before the meeting and hereby ratifies and confirms all that  said attorneys and proxies may do or cause to be done by virtue hereof.  When properly executed, this proxy will be voted as directed herein. It is agreed that, if no direction is given or directed  on the other side of this proxy card, said attorneys and proxies are appointed WITH authority to vote FOR the re-election  of each of the directors listed and FOR proposals 2 and 3.  (PLEASE FILL IN, SIGN AND DATE ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE)  (Continued and to be signed on reverse side)